Exhibit 4.57

EXECUTION COPY

LONGTERM FIRM PORTFOLIO ENERGY CREDIT AND RENEWABLE
POWER PURCHASE AGREEMENT
BETWEEN NEVADA POWER COMPANY
AND NEVADA GEOTHERMAL POWER COMPANY
August 18, 2006

Certain portions of this exhibit have been omitted based upon request for confidential treatment. The method used to identify the omitted confidential information is:
[THIS INFORMATION HAS BEEN REDACTED].
The complete exhibit containing the redacted information has been filed separately with the Commission.

TABLE OF CONTENTS

SECTION PAGE
1. DEFINITIONS 1
2. TERM; TERMINATION AND SURVIVAL OF OBLIGATIONS 10
3. SUPPLY SERVICE OBLIGATIONS 11
4. PRICE OF PRODUCT 15
5. PORTFOLIO ENERGY CUDITS/RENEWABLE ENERGY BENEFITS 15
6. TAX CREDITS 16
7. PORTFOLIO STANDARD 17
8. RIGHT OF FIRST OFFER 17
9. METERING, INVOICING AND PAYMENTS 18
10. FACILITY CONSTRUCTION; OPERATIONS AND MODIFICATIONS 21
11. EMERGENCY 23
12. PLANNED OUTAGES 23
13. REPORTS; OPERATIONAL LOG 24
14. COMMUNICATIONS 26
15. SCHEDULING NOTIFICATION 26
16. COMPLIANCE 27
17. APPROVALS 27
18. SECURITY 28
19. INDEMNIFICATION 30
20. LIMITATION OF LIABILITY 31
21. FORCE MAJEURE 32
22. DISPUTES 33
23. NATURE OF OBLIGATIONS 34
24. ASSIGNMENT 34
25. DEFAULT AND REMEDIES 37
26. REPRESENTATIONS AND WARRANTIES OF SUPPLIER 38
27. REPRESENTATIONS AND WARRANTIES OF BUYER 39
28. INSURANCE 40
29. NOTICES 42
30. MERGER 42
31. COUNTERPARTS AND INTERPR.ETATION 42
32. SEVERABILITY 43

33. WAIVERS; REMEDIES CUMULATIVE 43
34. AMENDMENTS 44
35. TIME IS OF THE ESSENCE 44
36. CONFIDENTIALITY 44
37. CHOICE OF LAW 45
38. FURTHER ASSURANCES 46
39. NO THIRD-PARTY BENEFICIARY 46
40. CONFLICTS 46

EXHIBITS

EXHIBIT 1 DESCRIPTION OF GENERATING FACILITY 1- 1
EXHIBIT 2A PRODUCT RATES 2A-1
EXHIBIT 2B EXCESS PRODUCT RATE 2B- 1
EXHIBIT 2C INVOICE CALCULATIONS 2C-1
EXHIBIT 2D PC REPLACEMENT COSTS 2D-1
EXHIBIT 3 STANDBY SERVICE TARIFF 3-1
EXHIBIT 4 NOTICES, BILLING AND PAYMENT INSTRUCTIONS 4-1
EXHIBIT 5 ONE-LNE DIAGRAM OF GENERATING FACILITY AND INTERCONNECTION FACILITY 5-1
EXHIBIT 6 PROJECT MILESTONE SCHEDULE 6-1
EXHIBIT 7 PERFORMANCE TESTS 7-1
EXHIBIT 8 FORM OF AVAILABILITY NOTICE 8-1
EXHIBIT 9 BUYER'S REQUIRED REGULATORY APPROVALS 9-1
EXHIBIT 10 SUPPLIER'S REQUIRED REGULATORY APPROVALS 10-1
EXHIBIT 11 SUPPLIER'S REQUIRED PERMITS FOR CONSTRUCTION AND OPERATION 11-1
EXHIBIT 12 SUPPLIER'S REQUIRED AGREEMENTS 12-1
EXHIBIT 13 SUPPLY AMOUNT 13-1
EXHIBIT 14 PIPING/FLOW DIAGRAM OF GENERATING FACILITY 14-1
EXHIBIT 15 OPERATION AND MAINTENANCE AGREEMENT; OPERATOR GOOD STANDING CERTIFICATE 15-1
EXHIBIT 16 GROUND LEASE; RIGHTS-OF-WAY 16-1
EXHIBIT 17 FORM OF LETTER OF CREDIT 17-1
EXHIBIT 18 YEARLY PC AMOUNT 18-1

LONG-TERM FIRM PORTFOLIO ENERGY CREDIT AND
RENEWABLE POWER PURCHASE AGREEMENT

This Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement is made and entered into as of August 18 2006 (the “Effective Date”) by and between NEVADA POWER COMPANY a Nevada corporation (“Buyer”), and NEVADA GEOTHERMAL POWER COMPANY, a Nevada limited liability company (“Supplier”). Buyer and Supplier are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Buyer is an operating electric public utility, subject to the applicable rules and regulations of the PUCN, as defined herein in Section 1.89, the CPUC, as defined in Section 1.17, and the FERC, as defined herein in Section 1.39;

WHEREAS, pursuant to the Renewable Energy Act, as defined herein in Section 1.96, Buyer is entitled to use Portfolio Energy Credits, as defined herein in Section 1.72, to comply with the Portfolio Standard, as defined herein in Section 1.79, as determined by the PUCN;

WHEREAS, Supplier desires to build the Generating Facility, as defined herein in Section 1.42, which is a geothermal power plant located near Winnemucca, Nevada, and which Supplier desires to designate as a Renewable Energy System, as defined herein in Section 1.98 with the PUCN in order to comply with the requirements of this Agreement;

WHEREAS, the electricity generated by the Generating Facility will comply with the requirements of the Renewable Energy Act and satisfy a portion of Buyer's obligations under the Portfolio Standard, to purchase renewable energy; and

WHEREAS, Supplier desires to sell to Buyer, firm energy generated by the Generating Facility and the associated Portfolio Energy Credits and Renewable Energy Benefits, as defined herein in Section 1.97, and Buyer wishes to purchase such energy, Portfolio Energy Credits and Renewable Energy Benefits from Supplier, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Supplier, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1

“After Tax Basis” means a basis such that any payment received or deemed to have been received by a Party (the “Original Payment”) under the terms of Section 19.1 of this Agreement, shall be supplemented by a further payment to such Party so that the sum of the two (2) payments shall equal the Original Payment, after taking into account (x) all Taxes that would result from the receipt or accrual of such payments, if legally required, and (y) any reduction in Taxes that would result from the deduction of the expense indemnified against, if legally permissible, calculated by reference to the highest federal and Nevada statutory Tax rates applicable to corporations doing business in Nevada and on a net present value basis by reference to the applicable federal rate then in effect under section 1274(d) of the Internal Revenue Code of 1986, as amended.

1.2

“Agreement” means this Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement together with the Exhibits attached hereto, as such may be amended from time to time.

1.3

“Availability Notice” means a notice delivered by Supplier to Buyer pursuant to Section 15 (Scheduling Notification) notifying Buyer of the availability of the Generating Facility.

1.4

“Average Annual Supply Amount” means the total annual MWh for each Contract Year stated in Exhibit 13 (Supply Amount) divided by the number of hours during such Contract Year, as may be adjusted pursuant to Section 3.7 (Adjustment to Supply Amount).

1.5

“Billing Period” has the meaning ascribed to that term in Section 9.2.1 (Invoicing and Payment).

1.6

 “Business Day” means any day other than Saturday, Sunday and any day that is a holiday observed by Buyer.

1.7

“Buyer” has the meaning set forth in the preamble of this Agreement.

1.8

“Buyer's PC Account” means the account maintained by the PC Administrator for the purpose of tracking the production, sale, transfer, purchase and retirement of PCs by Buyer.

1.9

“Buyer's Required Regulatory Approvals” means the approvals, consents, authorizations or permits of, or filing with, or notification to the Governmental Authorities listed on Exhibit 9.

1.10

“Commercial Operation” means that the Generating Facility has been constructed in accordance with the requirements of the 1OA and Good Utility Practice and has delivered Energy to the Delivery Point[s] and all of the requirements set forth in Section 10.3 (Commercial Operation Date) and Exhibits 6 and 7 have been satisfied.

1.11

“Commercial Operation Date” means the date on which Commercial Operation occurs.

1.12

“Confidential Information” has the meaning ascribed to that term in Section 36.1 (Confidential information).

1.13

“Contract Representative” of a Party means the individual designated by that Party in Exhibit 4 responsible for ensuring effective communication, coordination and cooperation between the Parties. A Party may change its Contract Representative by providing notice of such change to the other Party in accordance with the procedures set forth in Section 29 (Notices).

1.14

“Contract Year” shall mean each year beginning on January 1 and ending on December 31 of such year following the Commercial Operation Date; provided, however, that the first Contract Year shall commence on the Commercial Operation Date and end on the following December 31.

1.15

“Control Area” has the meaning set forth in the OATT of the Control Area Operator as follows:

An electric power system or combination of electric power systems to which un-common automatic generation control scheme is applied in order to: (i) match, at all times, the power output of the generators within the electric power system(s) and capacity and energy purchased from entities outside the electric power system(s), with the load within the electric power system(s); (ii) maintain scheduled interchange with the other Control Areas, within the limits of Good Utility Practices; (iii) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practices; and (iv) provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practices.

1.16

“Control Area Operator” means a Person, its agents and successors that are responsible for the operation of the Transmission System and for maintaining reliability of the electrical transmission system(s), including the Transmission System, within the Control Area. At the time of execution of this Agreement, the Control Area Operator is the Transmission Provider.

1.17

“CPUC” means California Public Utilities Commission and other California state agencies with oversight of public utilities or renewable generation.

1.18

“Credit Rating” of a Person means the credit rating then assigned by a Relevant Rating Agency to the long-term senior unsecured non-credit-enhanced indebtedness of that Person.

1.19

“Cure Period” has the meaning ascribed to that term in Section 25.2.

1.20

 “Defaulting Party” has the meaning ascribed to that term in Section 25.1.

1.21

“Delivered Amount” means, with respect to any Dispatch Hour, the actual amount of Energy delivered by Supplier and accepted by Buyer at the Delivery Point[s] during such Dispatch Hour.

1.22

“Delivered PCs” means PCs that have been delivered by Supplier and awarded to Buyer pursuant to the terms of this Agreement, in accordance with the Portfolio Standard and which have been properly recorded to Buyer's PC Account.

1.23

“Delivery Point[s]” means the Winnemucca substation or a new switching station along the 120 kV transmission line between the Winnemucca and the Star Peak substations or such other point on the Transmission System as may be mutually agreed upon by the Parties and set forth in Exhibit 5.

1.24

“Derating” means a condition of the Generating Facility as a result of which it is unable to produce the Supply Amount during a Dispatch Hour.

1.25

“Disclosing Party” has the meaning ascribed to that term in Section 36.1 (Confidential Information).

1.26

 “Dispatch Hoot” means each hour from the Operation Date through the end of the Term.

1.27

“Dispute” has the meaning ascribed to that term in Section 22.1 (Dispute or Claim).

1.28

“Dow Jones Mead/Marketplace Electricity Index” means the Dow Jones Mead/Marketplace Electricity Price Index, as published by Dow Jones & Company.

1.29

 “Dow Jones Palo Verde Index” means the Dow Jones Palo Verde Index, as published by Dow Jones & Company.

1.30

  “Effective Date” has the meaning ascribed to that term in the preamble of this Agreement.

1.31

“Emergency” means any circumstance or combination of circumstances or any condition of the Generating Facility, the Interconnection Facilities, the Transmission System, or the transmission system of other electric utilities, which is reasonably likely to endanger life or property and necessitates immediate action to avert injury to persons or serious damage to property or is reasonably likely to adversely affect, degrade or impair Transmission System reliability or transmission system reliability of other electric utilities. Emergency shall not include any curtailment of the Generating Facility by buyer made solely for economic reasons.

1.32

“Energy” means electrical energy (measured in MWh) that is generated by the Generating Facility from and after the Operation Date. Energy shall also mean the capacity intended to be available and/or delivered to Buyer at the specifications and Delivery Point[s] stated herein.

1.33

“Environmental Law” shall mean any federal, state, and local law (including common law), regulation, rule, ordinance, code, decree, judgment, binding directive, or judicial or administrative order relating to the protection, preservation or restoration of human health, the environment, or natural resources, including any law relating to the releases or threatened releases of Hazardous Substances into any media (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport and handling of Hazardous Substances.

1.34

“EPC Contract” has the meaning set forth in Exhibit 6.

135

“Event of Default” has the meaning ascribed to that term in Section 25.1.

1.36

“EWO” means an exempt wholesale generator pursuant to section 32 of Public Utility Holding Company Act of 1935, as amended.

1.37

“Excess Energy” means, with respect to any Dispatch Hour, any Delivered Amount of Energy that exceeds one hundred and five percent (105%) of the Supply Amount of Energy   delivered by Supplier to Buyer at the designated Delivery Point[s]. Excess Energy, including Energy in excess of the Maximum Amount, is non-firm Energy.

1.38

“Excess Product Rate” has the meaning ascribed to that term in Exhibit 2B.

1.39

“FERC” means the Federal Energy Regulatory Commission and any successor agency thereto.

1.40

“First Full Contract Year” means the first Contract Year that is a full calendar year.

1.41

“Force Majeure” has the meaning set forth in Section 21 (Force Majeure).

1.42

“Generating Facility” means Supplier's generating power plant including any associated facilities and equipment required to deliver Energy to the Delivery Point[s], as further described in Exhibits 1 and 5 hereto.

1.43

“Good Utility Practice” means (i) the applicable practices, methods and acts required by or consistent with applicable Laws and reliability criteria, whether or not the Party whose conduct at issue is a member of any relevant organization and otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or (ii) any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition, Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to acceptable practices, methods or acts generally accepted in the region and industry. Good Utility Practice shall include compliance with applicable Laws and regulations, applicable reliability criteria, and the criteria, ruses and standards promulgated in the National Electric Safety Code and the National Electrical Code, as they may be amended from time to time, including the criteria, rules and standards of any successor organizations.

1.44

“Governmental Authority” means, as to any person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

1.45

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs) in regulated concentrations, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated as such under any Environmental Law, including the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state statute.

1.46

“IEEE-SA” means the Institute of Electrical and Electronics Engineers Standards Association and any successor entity thereto.

1.47

“Indemnified Party” has the meaning provided in Section 19.1 (Third-Party Claims).

1.48

“Indemnifying Party” has the meaning provided in Section 19.1 (Third-Party Claims).

1.49

“Interconnection Facilities” means the equipment and facilities, including any modifications, additions and upgrades made to such facilities, which are necessary to connect the Generating Facility to the Transmission System as described in Exhibit 5.

1.50

“Invoice” means the statements described in Section 9.2 (Invoices) setting forth the Supply Amount, Delivered Amount, Excess Energy, Shortfall, Replacement Costs, and PC Replacement Costs, if any, and the associated payment due for the Billing Period or the Contract Year, in the case of PC Replacement Costs.

1.51

“IOA” means the Large Generator Interconnection Agreement that has been or will be executed between Supplier and Transmission Provider, or its successors, for the Generating Facility.

1.52

“Law” means any federal, state, Iocal or other law (including any Environmental Laws), common law, treaty, code, rule, ordinance, binding directive, regulation, order, judgment, decree, ruling, determination, permit, certificate, authorization, or approval of a Governmental Authority, which is binding on a Party or any of its property.

1.53

 “Loss” means any and all claims, demands, suits, obligations, payments, liabilities, costs, fines, Penalties, sanctions, judgments, damages, losses or expenses in  connection with any claim by a third party against an Indemnified Party pursuant to Section 19 (indemnification).

1.54

“Material Adverse Effect” means, with respect to a Party, a material adverse effect on the ability of such Party to perform its obligations under this Agreement, individually or in the aggregate, or on the business, operations or financial condition of such Party.

1.55

“Maximum Amount” means, with respect to a Dispatch Hour, an amount of Energy equal to the amount described in Exhibit 13 as may be modified by Section 3.7.1.

1.56

“Meter” means any of the physical metering devices, data processing equipment and apparatus associated with the meters owned by Buyer, or its designee, required for (i) an accurate determination of the quantities of Delivered Amounts and Station Usage from the Generating Facility and for recording other related parameters required for the reporting of data to Supplier, and (ii) the computation of the payment due to Supplier from Buyer. Meters do not include any check meters Supplier may elect to install as contemplated by Section 9.1.1 (Meters)

1.57

“Minimum Credit Rating” of a Person means that the Credit Rating of that Person is at least (i) A- (or its equivalent) as determined by Standard & Poor's or (ii) A3 (or its equivalent) as determined by Moody's,

1.58

Minimum Monthly Supply Amount" has the meaning ascribed to that term in Section 3.5.1.

1.59

 “Moody's” means Moody's Investor Services, Inc, or any successors thereto.

1.60

 “MW” means megawatts of electrical power.

1.61

“MWh” means megawatt hours of electrical energy.

1.62

“NERC” means the North American Electric Reliability Council and any successor entity thereto.

1.63

“Nevada Power Company” means Nevada Power Company, a Nevada corporation and operating electric public utility, or any successor entity thereto, subject to the applicable rules of the PUCN and the FERC.

1.64

 “Non-Defaulting Part” means the Party other than the Defaulting Party.

1.65

“Non-PTC Product Rate” has the meaning ascribed to that term in Exhibit 2.

1.66

“OATT” means Transmission Provider's or Control Area Operator's then-effective Open Access Transmission Tariff, which has been accepted for filing by the FERC.

1.67

  “Off-Peak” means hours ending 01 through 06 PPT, hours ending 23 through 24 PPT and all hours Sunday and NERC designated holidays.

1.68

“On-Peak” means hours ending 07 through 22 PPT Monday through Saturday, other than on NERC designated holidays.

1.69

“Operating Representative” of a Party means any of the individuals designated by that Party, as set forth in Exhibit 4, to transmit and receive routine operating and Emergency communications required under this Agreement. A Party may change any of its Operating Representatives by providing notice of the change to the other Party in accordance with the notice procedures set forth in Section 29 (Notices) herein.

1.70

“Operation Date” means the first date on which the Generating Facility is energized and operates in parallel with the Transmission System and delivers Energy to the Delivery Point[s].

1.71

“Party” or “Parties” means each entity set forth in the preamble of this Agreement and   its permitted successor or assigns.

1.72

“PC” or “Portfolio Energy Credit” means a unit of credit which equals one kilowatt-hour of electricity generated or saved by a portfolio energy system or efficiency measure pursuant to the Renewable Energy Act and the PUCN regulations promulgated thereunder, as such Laws may be amended or superseded.

1.73

“PC Administrator” means the entity appointed by the PUCN to administer the PC   trading program, pursuant to the Portfolio Standard.

1.74

“PC Replacement Costs” has the meaning ascribed to that term in Section 3.6.

1.75

“Penalties” means any penalties, fines, damages, or sanctions attributable to this Agreement and actually imposed on Buyer pursuant to an order issued by any Governmental Authority.

1.76

“Person” or “Persons” means any natural person, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority.

1.77

“Planned Operation Date” means the date specified in Exhibit 6 as the date on which the Operation Date is expected to occur.

1.78

“Planned Outages” has the meaning ascribed to that term in Section 12 (Planned Outages).

1.79

“Portfolio Standard” means the amount of electricity that Buyer must generate, acquire, or save from portfolio energy systems or efficiency measures by percentage of the total amount of electricity sold by Buyer to its retail customers in the State of Nevada pursuant to the Renewable Energy Act; as such Laws may be amended or superseded; and the requirements of California Law Public Utility Code sections 399.11 to 399.16 inclusive, as amended or superseded, and the adoption of regulations promulgated thereunder by the CPUC for California's renewable portfolio standard program, as such Laws may be amended or superseded.

1.80

“Power Quality Standards" means the Power Quality Standards established by NERC, WECC, Buyer, IEEE-SA, National Electric Safety Code, the National Electric Code, or their respective successor organizations or codes as they may be amended from time to time and consistent with Good Utility Practice.

1.81

“PPT” means Pacific Standard Time or Pacific Daylight Time, which ever is then prevailing.

1.82

“Product” means (i) all Energy produced by the Generating Facility, except Station Usage (ii) all PCs and (iii) all Renewable Energy Benefits.

1.83

“Product Rates” means the rates set forth in Exhibit 2A of this Agreement under “Product Rates”.

1.84

“Project Milestone” means each of the milestones listed in Exhibit 6, Project Milestone Schedule under the column “Project Milestone”.

1.85

 “Project Milestone Schedule” means the schedule of Project Milestones, completion   dates and required documentation specified in Exhibit 6.

1.86

“PTC” means the production tax credit established pursuant to Section 45 of the U.S. Internal Revenue Code of 1986, as amended or any successor provisions thereto.

1.87

“PTC Payment” has the meaning ascribed to that term in Section 6.3.2.

1.88

“PTC Product Rate” has the meaning ascribed to that term in Exhibit 2A.

1.89

“PUCN” means the Public Utilities Commission of Nevada and any successor entity thereto.

1.90

“PUCN Approval Date” means the date on which an order of the PUCN approving this Agreement becomes effective pursuant to Nevada Administrative Code Section 703.790.

1.91

 “QF” means a cogeneration or small power production facility which meets the criteria as defined in Title 18, Code of Federal Regulations, §§ 292.201 through 292.207.

1.92

“Qualified Financial Institution” means a financial institution having an office in the United States, with total assets of at least ten billion dollars ($10,000,000,000) U.S. and whose general long-term unsubordinated unsecured debt is rated at least “A” by S&P and “A2” by Moody's.

1.93

“Receiving Party” has the meaning ascribed to that term in Section 36.1 (Confidential Information).

1.94

“Related PPA” means the power purchase agreement pursuant to which Buyer re-sells Product purchased under this Agreement to Sierra Pacific Power Company.

1.95

”Relevant Rating Agency” means Moody's or S&P,

1.96

“Renewable Energy Act” means an act of the Nevada Legislature relating to energy and requiring certain providers of electric service to comply with the Portfolio Standard for renewable energy, and providing for other matters relating thereto, codified as Nevada Revised Statutes, chapter 704, sections 7801 to 7828 (NRS 704.7801 to .7828, inclusive), as such Laws may be amended or superseded.

1.97

“Renewable Energy Benefits" means any and all renewable energy, environmental, economic, emissions and other related credits, offsets, allowances or benefits (i) allocated, assigned, awarded, certified or otherwise transferred or granted to Supplier or Buyer by any Governmental Authority in any jurisdiction in connection with the Generating Facility or (ii) derived or received by Supplier or Buyer in any manner from the ownership or operation of, or production of energy from the Generating Facility or based in whole or part on the Generating Facility's use of renewable resources for generation or because the Generating Facility constitutes a Renewable Energy System or the like or because the Generating Facility does not produce greenhouse gasses or other emissions, whether any such credits, offsets, allowances or benefits exist now or in the future or whether they arise under existing Law or any future Law or whether such credit, offset, allowance or benefit or any Law, or the nature of such, is foreseeable or unforeseeable, but in all cases shall not mean PCs or Tax Credits. Renewable Energy Benefits includes such credits, offsets, allowance or benefits attributable to Energy sold under this Agreement, and Energy consumed by the Generating Facility, such as Station Usage (parasitic load).

1.98

“Renewable Energy System” means a "renewable energy system" as defined in the Renewable Energy Act and the regulations promulgated thereunder, as such Laws may be amended or superseded.

1.99

“Replacement Costs” means, with respect to any period of time, the difference between (i) Buyer's costs to replace any Shortfall as calculated in Section 3.5.4, and transmission costs and (ii) the Product Rates multiplied by the cumber of MWhs related to the Shortfall. If the difference is less than zero, then the Replacement Costs shall be equal to zero.

1.100

“Schedule” or “Scheduling” means the actions of Supplier, Buyer and/or their designated Operating Representatives of notifying, requesting, and confirming to each other the amount of Energy to be delivered on any given day or days at any given hour at the Delivery Point[s].

1.101

“Shaped Mead Firm Price” means an hourly price calculated pursuant to the following procedures. The average Dow Jones Palo Verde Index hourly prices for firm energy will be calculated during the On-Peak and Off-Peak periods as follows: (i) the On-Peak average is calculated by summing the 16 On-Peak hourly values and dividing by 16, (ii) the Off-Peak average is calculated by summing the 8 Off Peak hourly values and dividing by 8, and (iii) for Sunday and NERC holidays, a 24 hour average is calculated by summing the 24 hourly values and dividing by 24. For each hour, an hourly shaping factor is calculated by taking the Dow Jones Palo Verde Index hourly price for firm energy for that hour and dividing by the corresponding On-Peak average, Off-Peak average or 24 hour average determined by the preceding sentence. The Shaped Mead Firm Price is calculated for each hour by taking the hourly shaping factor for the hour multiplied by the On-Peak, Off-Peak or 24 hour Dow Jones Mead/Marketplace Electricity Index price for firm energy that corresponds to that hour.

1.102

 “Shortfall” means the amount, if any, by which the Delivered Amount of Energy is less than the Supply Amount of Energy in any Dispatch Hour.

1.103

“Sierra Pacific Power Company” means Sierra Pacific Power Company, a Nevada corporation and an operating electric public utility, or any successor entity thereto, subject to the applicable rules of the PUCN, CPUC and the FERC.

1.104

“Standard and Poor's” or “S&P” means Standard and Poor's Ratings Group, a division of McGraw Hill, Inc., or any successors thereto.

1.105

“Standby Service” means the electric service supplied by the Transmission Provider for Station Usage pursuant to the PUCN approved tariff, a copy of which is attached hereto as Exhibit 3, as such tariff may be amended from time to time.

1.106

“Station Usage” means all Energy used by the Generating Facility.

1.107

“Supplier” has the meaning set forth in the preamble of this Agreement.

1.108

“Supplier's Lenders” means any Persons, and their permitted successors and assignees, providing funding in connection with any development, bridge, construction, permanent debt or tax equity financing or refinancing or other financial arrangements for he Generating Facility, the geothermal well field and/or related components.

1.109

“Supplier's Required Regulatory Approvals” means the approvals, consents, authorizations or permits of, or filings with or notifications to the Governmental Authorities listed on Exhibit 10.

1.110

“Supply Amount” means, with respect to any Dispatch Hour, the amount of Energy stated in Exhibit 13 unless reduced pursuant to Section 12.1.2 (Planned Outage), Section 11.6 (Emergency), or as may be adjusted pursuant to Section 3.7.1 and Section 3.7.2 (Adjustment to Supply Amount). The Supply Amount is firm Energy.

1.111

“Tax” or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever.

1.112

“Tax Credits” means any state, local and/or federal production tax credit, and/or investment tax credit specific to the production of renewable energy and or investments in renewable energy facilities.

1.113

“Term” has the meaning ascribed to that term in Section 2.2 (Term).

1.114

“Transmission Provider” means Sierra Pacific Power Company or any successor operator or owner of the Transmission System.

1.115

“Transmission System” means the facilities used for the transmission of electric energy in interstate commerce, including any modifications or upgrades made to such facilities, owned or operated by the Transmission Provider, except the Interconnection Facilities.

1.116

“UEPA” means the Utility Environmental Protection Act, as set forth in NRS 704.820 to 704.900, inclusive, as amended or superseded, and the regulations promulgated thereunder by the PUCN.

1.117

“WECC” means the Western Electric Coordinating Council (formerly Western System Coordinating Council) and any successor entity thereto.

1.118

“Yearly PC Amount” means the amount of PCs for each Contract Year stated in Exhibit 18, unless reduced pursuant to Section 12.1.2 (Planned Outage), Section 11.6 (Emergency), or as may be adjusted pursuant to Section 3.7.1 and Section 3.7.2 (Adjustment to Supply Amount). If the initial Contract Year is not a full Contract Year, then the Yearly PC Amount for such initial Contract Year shall be equal to the number of full calendar months the Generating Facility is in Commercial Operation during such initial Contract Year divided by twelve (12), then multiplied by the Yearly PC Amount for the First Full Contract Year.

2. TERM; TERMINATION AND SURVIVAL OF OBLIGATIONS

2.1

Effective Date. This Agreement shall become effective on the Effective Date.

2.2

Term. Supplier's obligation to deliver Product, and Buyer's obligation to accept and pay for Product, under this Agreement shall commence on the Operation Date and shall continue for a period of twenty (20) years from January 1 immediately following the Commercial Operation Date, subject to earlier termination of this Agreement pursuant to the terms hereof (the “Term”), provided, however, that unless the approvals described in Section 17.2 (PUCN Approval) and Section 17.4 (Related PPA Approval) are received as contemplated thereby, Buyer shall not be obligated to accept or pay for any Product.

2.3

Termination.

2.3.1

Mutual Agreement. This Agreement may be terminated by written agreement of the Parties.

2.3.2

For Cause. This Agreement may be terminated at any time by the Non-Defaulting Party upon fourteen (14) days' prior notice to the Defaulting Party in the event an Event of Default has occurred and is continuing after the applicable Cure Period (if any) set forth in Section 25.2 has expired.

2.3.3

Optional Termination, This Agreement may be terminated in accordance with Section 17 in the event the PUCN approval is not obtained or is granted with conditions that could reasonably be expected to have a Material Adverse Effect on Buyer.

2.3.4

Force Majeure. This Agreement may be terminated by either Party if the other Party's obligations hereunder have been excused by the occurrence of an event of Force Majeure pursuant to Section 21 (Force Majeure) for longer than six (6) consecutive months; provided, however, that this Agreement may not be terminated until the expiration of an additional six (6) month period if the Party whose obligations have been excused by the occurrence of an event of Force Majeure is diligently pursuing a remedy to such event and the other Party is not materially adversely affected by such continuation of the   Agreement.

2.3.5

No termination of this Agreement by Supplier shall be effective unless (i) Supplier has first given Sierra Pacific Power Company a written offer to enter into a new power purchase agreement on the identical terms set forth in this Agreement and (ii) Sierra Pacific Power Company shall not have accepted such offer by written notice to the Parties within fourteen (14) days of receipt of such offer.

2.3.6

Upon termination of this Agreement or expiration of the Term, Supplier shall have no further obligation to deliver Product hereunder and Buyer shall have no further obligation to accept or pay for Product hereunder.

2.4

Effect of Termination - Survival of Obligations. Any default under or termination of this Agreement or expiration of the Term shall not release either Party from any applicable provisions of this Agreement with respect to:

2.4.1

The payment of any amounts owed to the other Party arising prior to or resulting from termination of, or on account of breach of, this Agreement;

2.4.2

Indemnity obligations contained in Section 19 (Indemnification), which shall survive to the full extent of the statute of limitations period applicable to any third parry claim;

2.4.3

Limitation of liability provisions contained in Section 20 (Limitation of Liability);

2.4.4

For a period of one (1) year after the termination date, the right to submit a payment dispute pursuant to Section 22 (Disputes);

2.4.5

The resolution of any dispute submitted pursuant to Section 22 (Disputes) prior to, or resulting from, termination; or

2.4.6

The obligations under Section 36 (Confidentiality).

3. SUPPLY SERVICE OBLIGATIONS

3.1

Supply Amount. Subject to the other provisions of this Agreement, commencing on the Commercial Operation Date, Supplier shall supply and deliver the Supply Amount to Buyer during every Dispatch Hour on a continuous basis at the Delivery Point[s].

3.2

Dedication. All Product shall be dedicated exclusively to Buyer for the Term of this Agreement. Supplier shall not, without Buyer's prior written consent (which Buyer may withhold in its sole discretion), (a) sell, divert, grant, transfer, or assign Product to a person other than Buyer or (b) subject to Section 3.6.4, provide Buyer electric energy, PCs, or Renewable Energy Benefits from any source other than the Generating Facility, or (c) divert, redirect or make available the geothermal resource utilized by the Generating Facility as of the Commercial Operation Date to another generating facility, or any third party, such that the diversion of the geothermal resource results in a reduction below the Supply Amount produced by the Generating Facility.

3.3

Buyer's Obligation and Delivery. Buyer shall take delivery of the Supply Amount and any Excess Energy at the Delivery Point[s] in accordance with the terms of this Agreement. Supplier shall be responsible for all costs associated with delivery of the Supply Amount and any Excess Energy to the Delivery Point[s]. Buyer shall be responsible for all costs associated with delivery of the Supply Amount and any Excess Energy from the Delivery Point[s]. Notwithstanding anything in this Agreement to the contrary, Buyer shall be obligated to purchase or accept delivery of Energy and any Excess Energy from the Generating Facility only if the Generating Facility is at the time qualified as a Renewable Energy System and Buyer receives the PCs associated with such Energy and any Excess Energy as contemplated by this Agreement.

3.4

Consumption. Supplier shall acquire Standby Service necessary to meet the electrical requirements of the Generating Facility.

3.5

Energy Replacement Costs.

3.5.1

 After Commercial Operation, if the sum of the Delivered Amount, not including any Excess Energy delivered during Off-Peak Hours, over a monthly Billing Period is (i) during the first Contract Year following Commercial Operation, less than ninety percent (90%) of the sum of the Supply Amount applicable to such monthly Billing Period or (ii) during the second Contract Year following Commercial Operation, less than ninety two and one-half percent (92.5%) of the sum of the Supply Amount applicable to such monthly Billing Period or (iii) during the third Contract Year and all subsequent Contract Years following Commercial Operation, less than ninety-five percent (95%) of the sum of the Supply Amount applicable to such monthly Billing Period (collectively the “Minimum Monthly Supply Amount”), Supplier shall calculate the Replacement Costs (based upon the shortfall from the applicable percentage of the Supply Amount) and Supplier shall reimburse Buyer for all of its Replacement Costs for such monthly Billing Period.

3.5.2

After Commercial Operation, if the sum of the Delivered Amount, not including any Excess Energy delivered during Off-Peak Hours, over a monthly Billing Period is equal to or greater than the applicable Minimum Monthly Supply Amount over the same period, Supplier shall not reimburse Buyer for its Replacement Costs for the period.

3.5.3

The Parties recognize and agree that the payment of amounts by Supplier pursuant to this Section 3.5 (Replacement Costs) is an appropriate remedy in the event of such a failure and that any such payment does not constitute a forfeiture or penalty of any kind, but rather constitutes anticipated costs to Buyer under the terms of this Agreement.

3.5.4

The cost to Buyer to replace any Shortfall of Energy shall be determined by Supplier from the higher of the following amounts: (i) the Shaped head Firm Price, which designation will not change in the event of an assignment or (ii) the monthly average incremental cost of generation owned by Buyer, which incremental cost shall be calculated based on the daily incremental fuel cost and the applicable unit's incremental heat rate curve plus the applicable unit's operation and maintenance cost. The operation and maintenance cost shall be equal to the average operation and maintenance cost per kWh for the applicable unit derived from the most recent FERC Form 1 filing. Within five (5) days of the end of any Billing Period during which a Shortfall occurred, Buyer shall provide Supplier with the average incremental cost of generation for such Billing Period.

3.5.5

All information used by Supplier to establish Replacement Costs shall be verifiable by Buyer and Supplier shall provide a copy of the supporting calculations to Buyer pursuant to Section 9.2.4.

3.6

PC Replacement Costs.

3.6.1

If after the PC Administrator issues all the PC statements for a Contract Year, as of December 31 of such Contract Year, the sum of Delivered PCs for such Contract Year is less than the Yearly PC Amount, as may be reduced pursuant to Section 11.6 (Emergency), to the extent such shortfall is not excused due to Force Majeure, then Supplier shall indemnify Buyer for any costs required to replace those PCs not delivered (“PC Replacement Costs”).

3.6.2

The cost to Buyer to replace any PCs not delivered, pursuant to Section 3.6.1 shall be determined solely by Buyer based on the cost of purchasing replacement PCs of comparable character and with a comparable expiration date or the cost of replacing PCs not delivered with PCs of the Buyer's choice already in Buyer's PC Account; provided, however, that Buyer shall not be required to purchase such replacement PCs in order to receive payment for PC Replacement Costs.

3.6.3

All information used by Buyer to establish PC Replacement Costs shall be verifiable by Supplier; and Buyer shall provide a copy of all such information to Supplier supporting calculations within five (5) business days of the request by Supplier for such information. Supplier agrees to execute a confidentiality agreement regarding the release and review of this information upon request by Buyer.

3.6.4

If the sum of Delivered PCs for any Contract Year is less than the Yearly PC Amount as determined pursuant to Section 3.6.1, then Supplier may arrange a transfer to Buyer of PCs produced by Supplier from other Renewable Energy Systems which Supplier owns or controls in the State of Nevada and which are not under contract to Buyer. Such PCs may replace any PCs not delivered by Supplier hereunder and may be provided in Iieu of Supplier's payment of the PC Replacement Costs, provided that (i) such arrangements are reasonably acceptable to Buyer, (ii) such replacement PCs are of a comparable character and have a comparable expiration date as the Delivered PCs, and (iii) such replacement PCs are transferred to Buyer without any expense to Buyer.

3.7

Adjustment to Supply Amount.

3.7.1

A Prior to Commercial Operation: On or before Milestone “H” of Exhibit 6, but no later than eighteen (18) months after PUCN approval of this Agreement, Supplier may, only once as set forth herein, increase or decrease, the Average Annual Supply Amount, Yearly PC Amount, Maximum Amount, Supply Amount, and the amounts in Section 1.43 (Generating Facility). The amounts may be adjusted such that (i) if the Average Annual Supply Amount is increased, the increased Average Annual Supply Amount for each Contract Year shall not exceed one hundred and twenty-five percent (125%) of the Average Annual Supply Amount for that Contract Year as of the Effective Date, (ii) if the Average Annual Supply Amount is decreased, the decreased Average Annual Supply Amount for each Contract Year shall not be less than seventy-five percent (75%) of the Average Annual Supply Amount for that Contract Year as of the Effective Date, (iii) the Yearly PC Amount for each Contract Year shall be adjusted such that the Yearly PC Amount reflects the gross generation output for that Contract Year, but in no event shall the adjusted Yearly PC Amount be less than one hundred fifteen percent (115%) of the adjusted Average Annual Supply Amount for that Contract Year (expressed in kWhs), (iv) the Maximum Amount shall be adjusted in the same proportion as the adjustment of the Average Annual Supply Amount for the First Full Contract Year and (v) the Supply Amount shall not exceed the Maximum Amount.

3.7.2

fter Commercial Operation Date: On or before October 1 of each year, Supplier may increase the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount (but not the Maximum Amount) by providing notice of such increase to Buyer, provided that (i) the increased Average Annual Supply Amount for each Contract Year shall not be more than ten thousand five hundred (10,500) MWh and must always be less than or equal to one hundred and five percent (105%) of the original Average Annual Supply Amount for that Contract Year as of the Effective Date as the Average Annual Supply Amount may he modified pursuant to Section 3.7.1 and (ii) the Yearly PC Amount for each Contract Year shall increase such that the increased Yearly PC Amount reflects the gross generation output for that Contract Year, and (iii) the Supply Amount shall not be increased above the Maximum Amount as the Maximum Amount may be modified pursuant to Section 3.7.1. Each increase to Average Annual Supply Amount, Yearly PC Amount, and Supply Amount shall only apply to the third subsequent Contract Year and remaining Contract Years and shall not apply to the first or second subsequent Contract Years.

3.7.3

fter Commercial Operation Date: On or before October 1 of each year, Supplier may reduce the Average Annual Supply Amount, Yearly PC Amount, and Supply Amount by providing notice of such reduction to Buyer, provided that: (i) the reduced Average Annual Supply Amount for each Contract Year shall not be more than ten thousand five hundred (10,500) MM and must always be greater than or equal to ninety-five percent (95%) of the original Average Annual Supply Amount for that Contract Year as of the Effective Date as the Average Annual Supply Amount may be modified pursuant to Section 3.7.1, (ii) the Yearly PC Amount for each Contract Year shall only be reduced such that the decreased. Yearly PC Amount reflects the gross generation output for that Contract Year, but in no event shall the reduced Yearly PC Amount be less than one hundred fifteen percent (115%) of the adjusted Average Annual Supply Amount for that Contract Year (expressed in kWhs), and (iii) the reduced Supply Amount during On-Peak hours for each month of each Contract Year must always be equal to or greater than ninety five percent (95%) of the Supply Amount during On Peak hours for each month for that Contract Year as of the Effective Date as the Supply Amount may be modified pursuant to Section 3.7.1. A reduction in the Average Annual Supply Amount, Yearly PC Amount, or Supply Amount shall in no event be made to assist, accommodate or otherwise allow for the sale of Product, Energy, PCs, or Renewable Energy Benefits to third parties. Each reduction to Average Annual Supply Amount, Yearly PC Amount, and Supply Amount shall only apply to the third subsequent Contract Year and remaining Contract Years and shall not apply to the first or second subsequent Contract Years.

3.8

Title and Risk of Loss. Title to and risk of loss with respect to Product delivered to Buyer by Supplier in accordance with this Agreement shall pass from Supplier to Buyer when such Product is delivered at the Delivery Point[s]. Until title passes, Supplier shall be deemed in exclusive control of the Product and shall be responsible for any damage or injury caused thereby. After title to Product passes to Buyer, Buyer shall be deemed in exclusive control of such Product and shall be responsible for any damage or injury caused thereby.

4. PRICE OF PRODUCT,

4.1

Product Payments. Supplier shall be paid for the Product based on the Delivered Amount of Energy as determined by data from Meter readings, as follows:

4.1.1

Upon the Operation Date and prior to the Commercial Operation Date, all Product associated with Delivered Amounts of Energy from the Generating Facility shall be paid for by Buyer at the lesser of (i) ninety percent (90%) of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for firm energy or (ii) ninety percent (90%) of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for non-firm energy, or (iii) the Excess Product Rate.

4.1.2

 Subsequent to the Commercial Operation Date.

4.1.2.1

All Product associated with Delivered Amounts of Energy from the Generating Facility other than Excess Energy, from and after the Commercial Operation Date, shall be paid for by Buyer at the Product Rates set forth in Exhibit 2A.

4.1.2.2

All Product associated with Excess Energy from the Generating Facility, from and after the Commercial Operation Date, shall be paid for by Buyer at the lesser of (i) ninety percent (90%) of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index For firm energy or (ii) ninety percent (90%) of the daily Off Peak Dow Jones Mead/Marketplace Electricity Index for non-firm energy, or (iii) the Excess Product Rate.

4.1.3

Maximum Amount. All Product delivered during any Dispatch Hour in excess of the Maximum Amount shall be paid for by Buyer at the lesser of (i) seventy-five percent (75%) of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for firm energy or (ii) seventy-five percent (75%) of the daily Off-Peak Dow Jones Mead/Marketplace Electricity Index for non-firm energy, or (iii) seventy-live percent (75%) of the Excess Product Rate.

5. PORTFOLIO ENERGY CREDITS/RENEWABLE ENERGY BENEFITS

5.1

Delivery of Portfolio Energy Credits.

5.1.1

All PCs and any benefits derived therefrom are exclusively dedicated to and vested in Buyer. Supplier shall deliver to Buyer all PCs derived from the ownership or operation of, or production of energy from, the Generating Facility and Energy for Station Usage. Supplier shall timely prepare and execute all documents and shall take all actions necessary under Nevada Law, California Law, or regulation or other Law to cause the PCs to vest in Buyer, without further compensation, including but not Limited to the registration of the Generating Facility with the PUCN, CPUC, or other Governmental Authority, and the provisions of providing periodic production data and quarterly reporting requirements to the PUCN or PC Administrator, or the CPUC, as applicable.

5.1.2

Supplier and Buyer agree pursuant to Nevada Administrative Code, chapter 704, section 8927 (NAC 704.8927) that all PCs awarded by the PC Administrator under this Agreement shall be issued in the name of Buyer.

5.1.3

Supplier, as owner or operator of the Renewable Energy System, must annually attest that the energy represented by the kilowatt-hours used to certify portfolio energy credits: (a) has not been and will not be sold or otherwise exchanged for compensation or used for credit in any other state or jurisdiction; and (b) has not been and will not be included within a blended energy product certified to include a fixed percentage of renewable energy in any other state or jurisdiction, pursuant to Chapter 704 of the Nevada Administrative Code, as such laws may be amended or superseded.

5.1.4

Buyer shall timely notify Supplier of the CPUC's adoption of regulations regarding California's renewables portfolio standard program or its equivalent.

5.2

Renewable Energy Benefits. All Renewable Energy Benefits shall be exclusively dedicated to and shall be vested in Buyer and Supplier hereby transfers to Buyer all Renewable Energy Benefits. Supplier shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable or as reasonably requested by Buyer to qualify for and for Supplier or Buyer to receive all available Renewable Energy Benefits and, if received by Supplier, to transfer Renewable Energy Benefits to Buyer, without further compensation. Supplier shall timely execute all documents and shall timely take all actions necessary under Nevada Law or regulation or other Law to qualify for all available Renewable Energy Benefits and to cause Renewable Energy Benefits) to vest in and be delivered to Buyer.

6. TAX CREDITS

6.1

The Parties agree that the product payments as provided for in Section 4 (Price of Product) accounts for Tax Credits in effect as of the Effective Date of this Agreement.

6.2

Subject to Section 6.3, Supplier and Buyer agree that the Product Rate is not subject to adjustment or amendment if Supplier fails to receive any Tax Credits, or if such Tax Credits expire, are repealed or otherwise cease to apply to Supplier or the Generation Facilities in whole or in part, or Supplier or its investors are unable to benefit from such Tax Credits.

6.3

PTC Product Rate and Non-PTC Product Rate

6.3.1

In the event that the Generating Facility is placed in service on a date when the Generating Facility is eligible to receive the PTC, irrespective of whether or not Supplier actually utilizes the PTC, Supplier shall be paid the PTC Product Rate for Product associated with Delivered Amounts of Energy in accordance with Section 4.1.2.1.

6.3.2

In the event that the Generating Facility is placed in service on a date when the Generating Facility is ineligible to receive the PTC, then for so long as the Generating Facility remains ineligible to receive the PTC, Supplier shall be paid the Non-PTC Product Rate for Product associated with Delivered Amounts of Energy in accordance with Section 4.1.2.1. If the Generating Facility subsequently becomes eligible for the PTC, irrespective of whether or not Supplier actually utilizes the PTC, then (a) beginning in the Billing Period when the Generating Facility achieves such eligibility and continuing for the remainder of the Term, Supplier shall be paid the PTC Product Rate for Product associated with Delivered Amounts of Energy in accordance with Section 4.1.2.1 and (b) in the event that Supplier is entitled to retroactively claim the PTC, irrespective of whether or not Supplier actually makes such retroactive claim or otherwise utilizes the PTC, Buyer shall offset against amounts owed to Supplier hereunder an amount equal to the summation (for the Contract Years, or portion thereof, during which Supplier was paid the Non-PTC Product Rate) of (i) the difference between the Non-PTC Product Rate and the PTC Product Rate for each such Contract Year multiplied by (ii) the total Delivered Amounts, excluding Excess Energy, during all Dispatch Hours for each such Contract Year (the “PTC Payment”). Buyer shall be entitled to continue offsetting the PTC Payment against amounts owed to Supplier hereunder until such time as the aggregate total of the PTC Payment has been recovered by means of such set-off. In the event that this Agreement is terminated for any reason or expires before Buyer has fully recovered the PTC Payment, Supplier shall pay Buyer the unrecovered amount of the PTC Payment within thirty (30) days of such termination or expiration.

7. PORTFOLIO STANDARD

7.1

The Parties agree that the PCs will be used by Buyer in meeting its obligations pursuant to the Portfolio Standard and the regulations promulgated thereunder as either may be amended or superseded. Supplier shall cooperate with Buyer in all respects to assist in Buyer's compliance with all applicable requirements set forth in the Portfolio Standard and any regulations promulgated thereunder and shall provide all information reasonably requested by Buyer or otherwise necessary to allow the PUCN or the CPUC, as applicable, to determine compliance with the Portfolio Standard and regulations adopted pursuant thereto.

7.2

Should a failure of any obligation under this Agreement by Supplier cause Buyer to incur or suffer Penalties, Supplier shall indemnify and hold Buyer harmless from any Penalties in accordance with the terms hereof.

8. RIGHT OF FIRST OFFER

8.1

Except for a sale to a PTC investors) or an affiliate of Supplier, should Supplier (or any direct or indirect parent of Supplier) intend to sell the Generating Facility (or its direct or indirect equity interests in Supplier), before any such sale may occur, Supplier shall give notice thereof to Buyer. Upon Buyer’s receipt of such notice, Buyer shall have the right to negotiate in good faith with Supplier for no more than sixty (60) days, unless otherwise agreed to by Supplier, the terms of the sale of the Generating Facility to Buyer or its designee on an exclusive basis. If Buyer desires to enter into such negotiation, Buyer shall notify Supplier of such decision within fifteen (15) days of receipt of Supplier's notice. Supplier will provide in a timely manner, information regarding the Generating Facility which is customary to allow Buyer to perform due diligence and to negotiate in good faith for the purchase of the Generating Facility.

8.2

In the event that Buyer does not exercise its right pursuant to Section 8.1, Supplier must comply with Section 24 (Assignment) in any assignment or delegation of Supplier's rights, interests or obligations herein to a purchaser of the Generating Facility.

9. METERING, INVOICING AND PAYMENTS

9.1

Metering.

9.1.1

Meters. Buyer shall, at Supplier's cost, provide, install, own, operate and maintain all Meters in good operating condition. The Meters shall be used for quantity measurements under this Agreement. Such equipment shall be bi-directional and shall be capable of measuring and reading instantaneous and hourly real and reactive energy and capacity. The Meters shall also be used for, among other things, metering Station Usage of the Generating Facility. Supplier, at its expense, may install additional check meters. Any check-metering equipment to be installed by Supplier on Buyer-owned facilities shall be mutually agreed upon and installation procedures shall be developed.

9.1.2

Location. Meters shall be installed at the location specified in Exhibit 5, or as otherwise reasonably determined by Buyer to effectuate this Agreement.

9.1.3

Non-Interference. Supplier shall not undertake any action that may interfere with the operation of the Meters. Supplier shall be liable for all costs, expense, and liability associated with any such interference with the Meters.

9.1.4

Meter Testing. Meters shall be tested at least once every calendar year by Buyer. Either Party may request a special test of Meters or check meters, but such Party shall bear the cost of such testing unless there is an inaccuracy outside the limits established in American National Standard Institute Code for Electricity Metering (ANSI C12.1, latest version), in which case the Party whose meters were found to be inaccurate shall be responsible for the costs of the special testing. Meters installed pursuant to this Agreement shall be sealed and the seal broken only when the meters are to be adjusted, inspected or tested. Authorized representatives of both Parties shall have the right to be present at all routine or special tests and to inspect any readings, testing, adjustment or calibration of the Meters or check meters. Buyer's Operating Representative shall provide fifteen (15) days prior notice of routine Meter testing to Supplier's Operating Representative. If Supplier has installed check meters in accordance with Section 9.1.1 (Meters), Supplier shall test and calibrate each such meter at least once every calendar year. Supplier's Operating Representative shall provide fifteen (15) days prior notice of routine check meter testing to Buyer's Operating Representative. In the event of special Meter testing, the Parties Operating Representatives shall notify each other with as much advance notice as practicable.

9.1.5

Metering Accuracy. If the Meters are registering but their accuracy is outside the limits established in ANSI C12.1, Buyer shall repair and recalibrate or replace the Meters and Buyer shall adjust payments to Supplier for the Delivered Amount for the lesser of the period in which the inaccuracy existed or ninety (90) days. If the period in which the inaccuracy existed cannot be determined, adjusted payments shall be made for a period equal to one-half of the elapsed time since the latest prior test and calibration of the Meters; however, the adjustment period shall not exceed ninety (90) days. If adjusted payments are required, Supplier shall render a statement describing the adjustments to Buyer within thirty (30) days of the date on which the inaccuracy was rectified. Additional payments to Supplier by Buyer shall be made within thirty (30) days of receipt of Supplier's statement. Any payments due Buyer pursuant to this Section shall accompany Supplier's statement.

9.1.6

Failed Meters. If the Meters fail to register, Buyer shall make payments to Supplier based upon Supplier's check metering, provided, however, that if the accuracy of the check meters is subsequently determined to be outside the limits established in ANSI C12.1, Buyer shall adjust the payments to Supplier for the Delivered Amount calculated using the check meters for the lesser of the period in which the inaccuracy existed or ninety (90) days. If the period in which the inaccuracy existed cannot be determined, adjusted payments shall be made for a period equal to one-half of the elapsed time since the Iatest prior test and calibration of the check meters; however, the adjustment period shall not exceed ninety (90) days. If no such metering is available, payments shall be based upon the Parties' best estimate of the Delivered Amount. In such event, the Parties' estimated payments shall be in full satisfaction of payments due hereunder. If the Parties cannot agree on a best estimate of the Delivered Amount the dispute shall be resolved in accordance with Section 22 (Dispute Resolution).

9.2

Invoices.

9.2.1   Invoicing and Payment. On or before the 10th day of each month, Supplier shall send to Buyer an Invoice for the prior month (a “Billing Period”). The Invoice shall be calculated based upon Meter data available to Supplier and as set forth in Exhibit 2C.

9.2.2   Monthly Energy invoice Calculation. Supplier shall calculate each monthly Invoice as set forth in Exhibit 2C.

9.2.3  Replacement PC Invoice Calculation. In addition to the requirements for monthly invoices set forth in this Section 9.2, at the end of the Contract Year, after the PC Administrator certifies the PCs and issues them to Buyer, Buyer shall send to Supplier a yearly Invoice for such Contract Year, which shall include the calculations set forth in Exhibit 2D.

9.2.4

Payment to Buyer. The Invoice referred to in Section 9.2.1 (Invoicing and Payment) above shall deduct any amounts owing to Buyer from amounts due to Supplier and shall indicate the net payment due Supplier or Buyer, as applicable. Supplier shall provide supporting data in reasonable detail to support its calculations of any amounts owing to Buyer. Any payment due to Buyer shall be made within thirty (30) calendar days of the date of the Invoice.

9.2.5  Method of Payment. Buyer shall remit the payment amount by wire or electronic fund transfer or otherwise pursuant to the instructions stated in Exhibit 4. Payment will be made on or before the 20th day following the end of each month or ten (10) days from receipt of Invoice during the Term.

9.2.6 Examination and Correction of Invoices. As soon as practicable, but no later than twelve (12) months after Buyer's receipt of Supplier's Invoice, either Party shall notify the other Party in writing of any alleged error in Supplier's Invoice.

9.2.6.1 If a Party notifies the other Party of an alleged error in Supplier's Invoice, the Parties agree to make good faith efforts to reconcile the   billing and mutually agree on the appropriate remedy, if any.

9.2.6.2 If a correction is determined to be required, Supplier shall provide an adjusted invoice to Buyer. If such error results in an additional payment to Supplier, Buyer shall pay Supplier the amount of the adjusted Invoice within thirty (30) calendar days of the date of the receipt of adjusted Invoice. If such error resulted in a refund owed to Buyer, Supplier shall pay Buyer the amount of the adjusted Invoice within thirty (30) calendar days of the date of the statement or at Buyer's option, Buyer may offset such amount against the subsequent monthly payment to Supplier.

9.3

Overdue Amounts and Refunds. Overdue amounts and refunds of overpayments shall bear interest from and including, the due date or the date of overpayment, as the case may be, to the date of payment of such overdue amounts or refund at a rate calculated pursuant to 18 C.F.R. § 35.19a.

9.4

Access to Books and Records. Supplier agrees to make available for inspection upon five (5) days written notice from Buyer its books and records for the purpose of allowing Buyer to verify the information contained within the invoices presented pursuant to this Section 9.

9.5

Parties Right to Offset. Either Party shall have the right to offset any amounts owed to the other Party under this Agreement.

9.6

Taxes. Buyer is responsible for any Taxes imposed on or associated with the Energy or its delivery from the Delivery Point. Supplier is responsible for any Taxes imposed on or associated with the Energy or its delivery up to the Delivery Point. Either Party, upon written request of the other Party, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from Taxes, and shall use reasonable efforts to obtain and cooperate with the other Party in obtaining any exemption from or reduction of any Tax. Each Party shall hold harmless the other Party from and against Taxes imposed on the other Party as a result or a Party's actions or inactions and that otherwise would not have occurred in the absence of this Agreement in accordance with Section 22 (Indemnification).

10. FACILITY CONSTRUCTION; OPERATIONS AND MODIFICATIONS

10.1

Construction of Generating Facility. Supplier shall construct the Generating Facility in accordance with Good utility Practices, in accordance with the Project Milestones and to ensure (i) Supplier is capable of meeting its supply obligations over the Term, (ii) the Generating Facility is at all times a Renewable Energy System and (iii) Supplier is at all times in compliance with all requirements of a renewable energy generator set forth in the Renewable Energy Act and any regulations promulgated thereunder. Promptly following the execution of this Agreement, Supplier shall initiate the process to obtain an IOA providing for the interconnection of the Generating Facility with the Transmission System and the delivery of Energy to the Delivery Point[s]. Supplier shall provide to Buyer in a form satisfactory to Buyer (a) within thirty (30) days after execution of the IOA, an update to Exhibit 5 which shall include a single line diagram of the Generating Facility, Interconnection Facilities, the Delivery Point[s] and the location of Meters, which location shall be reasonably acceptable to Buyer; (b) within thirty (30) days of the commencement of construction of the Generating Facility, Exhibit 14; and (c) within thirty (30) Business Days after the Commercial Operation Date, a revised version of Exhibit 14 reflecting the Generating Facility as built. At Buyers request, Supplier shall provide Buyer with copies of the construction contact for the facility and any documentation and drawings reasonably requested by Buyer, redacted of any pricing and Confidential Information.

10.2

Performance of Project Milestones. Supplier shall complete each Project Milestone specified in Exhibit 6, Project Milestone Schedule, on or before 1600 hours PPT on the date specified for each Project Milestone listed in Exhibit 6.

10.2.1

Completion of Project Milestones. Upon Supplier's completion of each Project Milestone, Supplier shall provide to Buyer in writing pursuant to Section 29 (Notices) documentation as specified in Exhibit 6 and reasonably satisfactory to Buyer demonstrating such Project Milestone completion within thirty (30) days of such completion but no later than the date specified for each Project Milestone listed in Exhibit 6. Buyer shall acknowledge receipt of the documentation provided under this Section 10.2.1 and shall provide Supplier with written acceptance or denial of each Project Milestone within fifteen (15) days of receipt of the documentation. If any Project Milestone is not completed by 1600 hours on the date specified in Exhibit 6, the Supplier shall be in Default pursuant to Section 25 (Default and Remedies).

10.2.2

Progress Towards Completion. Supplier shall notify Buyer promptly (and in any event within ten (10) days) following its becoming aware of information that leads to a reasonable conclusion that a Project Milestone will not be met, and shall convene a meeting with Buyer to discuss the situation not later than fifteen (15) days after becoming aware of this information.

10.3

Commercial Operation Date. Supplier shall notify Buyer at least ten (10) days prior to the commencement of any performance tests required by the EPC Contract or the IOA. Buyer shall have the right to be present at and witness each such test. Supplier shall notify Buyer at least ten (10) days prior to the commencement of the performance tests required by Exhibit 7. Buyer shall be deemed to waive its right to be present at the performance tests if Buyer fails to appear at the scheduled time for the performance tests. Within seven (7) days of the successful completion of the performance tests pursuant to Exhibit 7.  Supplier shall provide Buyer with all completed test summary data sheets and other relevant data derived from such tests demonstrating to Buyer's satisfaction that such tests have been successfully completed.

10.4

Modification. Without the prior written consent of Buyer, which shall not be unreasonably withheld, Supplier shall not be emitted to make any modification to the Generating Facility that might (i) expose Buyer to any additional liability or increase its obligations under this Agreement or (ii) adversely affect Supplier's or Buyers ability to perform its obligations under this Agreement or any Law or to any third party. Any such modifications shall be conducted in accordance with Good Utility Practice and all applicable Laws and reliability criteria, as such may be amended from time to time. To the extent additions and modifications interfere with the ability of the Generating Facility to provide the Supply Amount beyond the limits for Planned Outage[s] set forth in Section 12 (PIanned Outages), Supplier shall pay Replacement Costs to Buyer pursuant to Section 3.5 (Replacement Costs).

10.5

Operation and Maintenance. Supplier, at all times shall install, operate, maintain and repair the Generating Facility in accordance with Good Utility Practice and to ensure (i) Supplier is capable of meeting its supply obligations over the Term, (ii) the Generating Facility is at all times a Renewable Energy System and (iii) Supplier is at all times in compliance with all requirements of a renewable energy generator set forth in the Renewable Energy Act and any regulations promulgated thereunder. Supplier agrees to (a) to maintain adequate records of all operations of the Generating Facility, and (b) to follow such regulations, directions and procedures of Buyer, the Control Area Operator, the Transmission Provider, WECC, NERC and any applicable Governmental Authority to protect and prevent the Transmission System from experiencing any negative impacts resulting from the operation of Supplier's Generating Facility. In the event of an inconsistency, Buyer shall choose whose procedures shall govern. Each Party shall use all reasonable efforts to avoid any interference with the other's operations. Supplier shall cause the Energy of the Generating Facility to meet the Power Quality Standards at all times, and shall operate the Generating Facility consistent with WECC, NERC, Buyer, Control Area Operator and Transmission Provider requirements.

10.6

Operation And Maintenance Agreement. No later than ninety (90) days prior to the Commercial Operation Date, if the owner of the Generating Facility is not the operator, Supplier shall provide a copy of the agreement between Supplier and the operator which requires the operator to operate the Generating Facility in accordance with the terms hereof, which shall be attached to this Agreement as Exhibit 15. The commercial terms contained within such agreement between Supplier and the operator of the Generating Facility shall be considered Confidential Information hereunder. Supplier shall provide a certified copy of a certificate warranting that the operator is a corporation, limited liability company or partnership in good standing with the State of Nevada which certificate shall be attached to this Agreement.

10.7

Ground Lease; Rights-of-way. If the land on which the Generating Facility is located is not owned by the Supplier, no later than sixty (60) days prior to commencement of construction, Supplier shall provide Buyer a copy of the agreement with the owner of the land which establishes the right of the Supplier to construct and operate the Generating Facility on the land and the existence of required rights-of-way and easements, which shall be attached to this Agreement as Exhibit 16, provided that Supplier may elect in its discretion to redact the amount of payments paid to landowner under such agreement in the copy provided to Buyer.

10.8

Fossil Fuel. If the Generating Facility uses any fossil fuel as an energy source to produce Energy, Supplier shall not permit, without the express prior written consent of Buyer, fossil fuel to constitute more than two percent (2%) of the total input, as measured in British thermal units, used by the Generating Facility to produce Energy.

10.9

Right to Review. Buyer and Supplier each shall have the right to review during normal business hours the relevant books and records of the other Party to confirm the accuracy of such as they pertain only to transactions under this Agreement. The review shall be consistent with standard business practices and shall follow reasonable notice to the other Party. Reasonable notice for a review of the previous month's records shall be a minimum of seven (7) Business days. if a review is requested of other than the previous month's records, then notice of that request shall be provided with a minimum of fourteen (14) Business Days notice by the requesting Party. The notice shall specify the period to be covered by the review. The Party providing records can exercise its right under Section 36 (Confidentiality) to protect the confidentiality of the records.

11. EMERGENCY

11.1

In the event of an Emergency, Buyer and Supplier shall promptly comply with any applicable requirements of any Governmental Authority, NERC, WECC, Control Area Operator, Transmission Provider, transmission operator, or any successor of any of them, regarding the reduced or increased generation of the Generating Facility.

11.2

Each Party shall provide prompt oral and written notification to the other Party of any Emergency. If requested by the other Party, the Party declaring the Emergency shall provide a description in reasonable detail of the Emergency and any steps employed to cure it.

11.3

In the event of an Emergency, either Party may take reasonable and necessary action to prevent, avoid or mitigate injury, danger, damage or loss to its own equipment and facilities, or to expedite restoration of service; provided, however, that the Party taking such action shall give the other Party prior notice, if practicable, before taking any action. This Section shall not be construed to supersede Sections 11.1 and 11.2.

11.4

In the event of an Emergency, Buyer can request Supplier not to institute a Planned Outage of the Generating Facility and Supplier agrees to take all commercially reasonable steps to avoid instituting the Planned Outage until such time as the condition of the Emergency has passed.

11.5

In the event of an Emergency declared by Supplier, such that Supplier cannot deliver some or all of the Supply Amount to the Delivery Point[s], Supplier will pay Buyer's Replacement Costs pursuant to Section 3.5 (Replacement Costs) and PC Replacement Costs pursuant to Section 3.6 (PC Replacement Costs), unless the Supplier declares a Force Majeure in accordance with Section 21 (Force Majeure).

11.6

In the event of an Emergency declared by Buyer, as a result of which Buyer is unable to receive some or all of the Product at the Delivery Point[s] or is unable to deliver some or all of the Product to its customers, then Buyer shall have no payment liability in respect of such Product. The Supply Amount and Yearly PC Amount will be reduced accordingly in part or total during the period of such Emergency.

12. PLANNED OUTAGES

12.1

Supplier shall request and obtain Buyer's prior written approval before conducting any non-forced outage of the Generating Facility or reducing the capability of the Generating Facility to deliver the Supply Amount (all hereinafter referred to as “Alarmed Outages”) so as to minimize the impact on the availability of the Generating Facility.

12.1.1

Within ninety (90) days prior to the Commercial Operation Date and on or before October 1 of each Contract Year, Supplier shall provide Buyer with a schedule of proposed Planned Outages for the upcoming Contract Year. The proposed Planned Outages schedule will designate the days and amount (in MWs) in which the Generating Facility output will be reduced in whole or in part. Each proposed schedule shall include all applicable information, including the following: month, day and time of requested outage, facilities impacted, duration of outage, purpose of outage, and other relevant information. The total combined Planned Outages in any Contract Year shall not exceed twenty-one (21) days, prorated in the first Contract Year based on the number of days in such year, unless otherwise approved by Buyer.

12.1.2

Buyer shall promptly review Supplier's proposed schedule and shall either require modifications or approve the proposed schedule within thirty (30) days of Buyer's receipt of such schedule, The Yearly PC Amount and the Supply Amount will be reduced accordingly in part or total during the period of the Planned Outage. Supplier shall use its best efforts to accomplish all Planned Outage[s] in accordance with the approved schedule, Supplier shall be responsible to Buyer for Replacement Costs if any outage period exceeds its approved schedule, or is not approved by Buyer, provided that changes to the approved schedule may be requested by either Party and each Party shall make reasonable efforts to accommodate such changes, provided further that Buyer shall have no obligation to agree to Supplier's revisions to the approved Planned Outage[s] schedule.

12.1.3  Regardless of any prior approval of a Planned Outage, Supplier shall not start a Planned Outage on the Generating Facility without confirming the approved Planned Outage with Buyer's Operating Representative seven (7) days prior to the start of such Planned Outage.

13. REPORTS; OPERATIONAL LOG

13.1

Copies of Communications. Supplier shall promptly provide Buyer with copies of any orders, decrees, letters or other written communications to or from any Governmental Authority asserting or indicating that Supplier or its Generating Facility is in violation of .Laws which relate to Supplier or operation or maintenance of the Generating Facility which could have an adverse effect on Buyer. Supplier shall keep Buyer apprised of the status of any such matters.

13.2

Notification of Generating Facility Status. Supplier shall notify Buyer of the status of the Generating Facility as an EWG, QF or such other status no later than ninety (90) days prior to the Operation Date. Supplier shall notify Buyer, as soon as practicable, of any changes in that status after the Operation Date of this Agreement.

13.3

Notices of Change in Generating Facility, in addition to any consent required pursuant to Section 1 0.4 (Modification), Supplier shall provide notice to Buyer as soon as practicable prior to any temporary or permanent change to the performance, operating characteristics, or turbine/generators of the Generating Facility. Such notice shall describe any changes, expected or otherwise, to the total capacity of the Generating Facility, the rate of production and delivery of Energy, interconnection and transmission issues, and such additional information as may be required by Buyer.

13.4

Operational Data. Supplier shall provide Buyer with the following data: hot water in pounds per hour and temperature in degrees Fahrenheit at the turbine inlet valve necessary to operate the plant at the Supply Amount as shown in a preliminary piping or flow diagram provided by Supplier as described in Exhibit 14, the Supply Amounts as listed in Exhibit 13, and up to the total facility capacity as described in Exhibit 1. Subject to Buyer's review and acceptances Supplier may change this data no later than concurrent with completion of item 2(H) in Exhibit 6. This information will be used as a baseline and monitoring tool for items 2(F) and 2(H) in Exhibit 6.

13.5

Project Reports and Project Review Meetings,

13.5.1

Prior to the Commercial Operation Date. Supplier shall provide to Buyer in a monthly project report all pertinent information in connection with Supplier's hot water and steam supply to be used for the Generating Facility including: drilling data, test and well performance information and any reports pertaining to the geothermal reservoir, status in obtaining Project Milestones; progress in obtaining any approvals or certificates in connection with achieving the Commercial Operation Date; and a discussion of any foreseeable disruptions or delays. The monthly project reports should be provided at the latest on the 15th day of every month. The Parties shall conduct meetings every six (6) months or more frequently if requested by Buyer to review this data and any information related to Supplier's completion of or progress toward the Project Milestone activities listed in Exhibit 6.

13.5.1.1Projected Operation Data Commercial Operation Date. In addition to any other requirements for Commercial Operation under this Agreement, Supplier shall provide notice to Buyer of its best estimate of the projected Operation Date and Commercial Operation Date on the PUCN Approval Date and as soon as Supplier becomes aware of any changes in such projected dates, and shall coordinate with Buyer regarding the commencement of operation of the Generating Facility.

13.5.2  After Commercial Operation Date. After the Commercial Operation Date,   Supplier shall provide to Buyer on January 1 and July 1 of each calendar year throughout the Term of this Agreement, in both electronic and hard copy format, a report which shall include all pertinent information in connection with Supplier's Generating Facility, which includes all reporting information maintained in the operational log, data on hot water and steam, supply to be used for the Generating Facility including drilling data, test and well performance information and any reports pertaining to the geothermal reservoir. Each February during the Term, the Parties shall meet to conduct an annual review of the Generating Facility and geothermal resource performance, Additional data and meetings may be required as necessitated by Generating Facility performance.

13.5.3  Operational Log. Supplier shall maintain an operations log, which shall include the aggregate Delivered Amounts for the Contract Year, planned and unplanned maintenance outages, circuit breaker trip operations requiring a manual reset, partial deratings of equipment, and any other significant event or information related to the operation of the Generating Facility. The operations log shall be available for inspection by Buyer upon reasonable advance request, and Supplier shall make the data that supports the log available on a real time basis by remote access to Buyer, if Buyer acquires the necessary equipment and software license to process the data by remote access.

14. COMMUNICATIONS

14.1

Buyer's and Supplier's Operating Representative shall be available to address and make decisions on all operational matters under this Agreement on a 24-hour, seven-day per week basis. Supplier shall, at its expense, maintain and install a 24-hour, seven-day per week communication link with Buyer's Operating Representative at Buyer's operations center and with Buyer's schedulers as   listed on Exhibit 4, to maintain communications between personnel on site at the Generating Facility, Buyer and the Control Area Operator at all times. Supplier shall provide at its expense:

14.1.1

For the purposes of telemetering, a telecommunications circuit from the Generating Facility to Buyer's operations center;

14.1.2

Two (2) dedicated ringdown voice telephone lines for purposes of accessing Buyer's dial-up metering equipment and for  communications with Buyer's operations center; and

14.1.3

Equipment to transmit to and receive telecopies and email from Buyer and the Control Area Operator, including cellular telephones.

15. SCHEDULING NOTIFICATION

15.1

Scheduling Notification.  Supplier shall provide to Buyer notices containing information including Supplier's goad faith daily and hourly forecast of theDelivered Amount, Generating Facility Planned Outages, Derating, other outages and similar changes that may affect the Delivered Amount.

15.1.1

Availability Notice.

15.1.1.1 No later than 0500 PPT each day or as otherwise specified by Buyer consistent with Good Utility Practice, Supplier shall deliver to Buyer's Operating Representative an Availability Notice in the form set forth in Exhibit 8. The Availability Notice will cover the forty-two (42) hours beginning with hour ending 0700 of that day through hour ending 2400 for the following day or such other period specified by Buyer consistent with Good Utility Practice.

15.1.1.2 Supplier shall update the Availability Notice and notify Buyer's Operating Representative as soon as practicable after becoming aware (i) of an expected Derating or (ii) that Excess Energy is expected.

15.1.1.3 The information in the Availability Notice, including the forecasted Delivered Amount and Excess Energy, will be Supplier's good faith forecast and will indicate any Dispatch Hour for which the Delivered Amount is expected to be less than the Supply Amount or any Dispatch Hour for which Excess Energy is expected.

15.1.1.4 In the event of a Derating, Supplier shall provide: (i) the  extent, if any, to which the Derating is attributable to a  Planned Outage; (ii) the magnitude of the Derating; (iii) the hours during which the Derating is expected to apply; and  (iv) the cause of the Derating.

16. COMPLIANCE

16.1

Each Party shall comply with all relevant Laws and regulations and shall, at its sole expense, maintain in full force and effect all relevant permits, authorizations, licenses and other authorizations material to the maintenance of its facilities and the performance of obligations under this Agreement. Each Party and its representatives shall comply with all relevant requirements of the Control Area Operator, Transmission Provider and each Governmental Authority to ensure the safety of its employees and the public.

16.2

Buyer and Supplier shall perform, or cause to be performed, their obligations under this Agreement in all material respects in accordance with Good Utility Practices and in good faith.

17. APPROVALS

17.1

Condition Precedent. Each Party's performance of its respective obligations under Sections 3 (Supply Service Obligations), 4 (Price of Product), 5 (Portfolio Energy Credits/Renewable Energy Benefits), 7 (Portfolio Standard), 8 (Right of First Offer), 9.2 (invoices), 10 (Facility Construction; Operations and Modifications), 11 (Emergency), 12 (Planned Outages), 14 (Communications), 15 (Scheduling Notification) and 28 (Insurance) of this Agreement is subject to Buyer obtaining the PUCN approval described in Section 17,2 (PUCN Approval) and the approvals described in Section 17.4 (Related PPA Approval), in each case, in form and substance satisfactory to Buyer and without any conditions that could reasonably be expected to have a Material Adverse Effect on Buyer.

17.2

PUCN Approval. Within ninety (90) days after the execution date of this Agreement, Buyer shall submit this Agreement to the PUCN for:

17.2.1

A determination that the terms and conditions of this Agreement are just and reasonable;

17.2.2

A determination that the Generating Facility is a Renewable Energy  System;

17.2.3

A determination that the Portfolio Energy Credits purchased under this Agreement can be used to satisfy the Portfolio Standard;

17.2.4

A determination that the costs of purchasing energy and Portfolio Energy Credits under this Agreement are prudently incurred and that Buyer may recover all just and reasonable costs of Energy and PCs purchased under this Agreement;

17.2.5

A determination that it was appropriate for Buyer to enter into this Agreement to purchase Renewable Energy and PCs from Supplier rather than to construct and own its own facility;

17.2.6

A determination that the terms and conditions in this Agreement are in full compliance with the Renewable Energy Act, the Portfolio Standard for Renewable Energy, the Resource Planning Statutes, and the Resource Planning Regulations; and

17.2.7

A determination that this Agreement is in the public interest.

17.3

Failure to Obtain Approval; Conditions of Approval.   If PUCN fails to grant approval or acceptance of this Agreement (including all items provided in Section 17.2 (PUCN Approval), then Buyer or Supplier shall have the right to terminate this Agreement upon fourteen (14) days written notice to Supplier. If PUCN grants the approval or acceptance of this Agreement and the conditions of such approval or acceptance could reasonably be expected to have a Material Adverse Effect on Buyer, then Buyer shall have the right to terminate this Agreement within thirty (30) days of such PUCN approval or acceptance upon fourteen (14) days written notice to Supplier.

17.4

Related PPA Approval.   The Parties acknowledge and agree that Buyer may elect, in its sole discretion, to resell any Product it receives under this Agreement to Sierra Pacific Power Company. If Buyer determines that the Related PPA is required to be approved by any Governmental Authority in addition to PUCN and FERC, the then Buyer shall notify the Supplier of such determination within ninety (90) days of the date of the PUCN filing. Within ninety (90) days of the Effective Date of this Agreement, Buyer shall submit the Related PPA to the PUCN for approval. The Buyer shall make any required filings with FERC and other appropriate Governmental Authorities within ninety (90) days of the date of the PUCN filing. If any Governmental Authority, including PUCN or FERC, for which approval or acceptance of the Related PPA is required, fails to grant approval or acceptance of the Related PPA and its terms and conditions in their entirety within one hundred and eighty (180) days of submittal of same for approval, then Buyer shall, in its sole, unreviewable discretion, have the right to terminate this Agreement within thirty (30) days of such failure upon fourteen (14) days written notice to Supplier.

17.5

Cooperation. Each Party agrees to notify the other Party of any significant developments in obtaining any approval in connection with achieving Commercial Operation of the Generating Facility, including PUCN approval. Each Party shall use reasonable efforts to obtain such required approvals and shall exercise due diligence and shall act in good faith to cooperate with and assist each other in acquiring each approval necessary to effectuate this Agreement. Further, each Party agrees to reasonably support each other in regulatory proceedings to obtain the requisite approvals.

18. SECURITY

18.1

Security, As a condition of Buyer's execution of and continuing compliance with this Agreement, Supplier shall:

18.1.1   provide to Buyer a letter of credit from a Qualified Financial Institution in the form attached hereto as Exhibit 17 in the amount equal to Six Hundred Forty-Five Thousand Dollars ($645,000) .  This letter of credit shall be posted as soon as practicable after Supplier's execution of this Agreement, but in any event prior to the submittal of this Agreement to the PUCN pursuant to Paragraph 17.2. No later than thirty (30) days prior to the expiration date of any letter of credit, Supplier shall cause the letter of credit to be renewed or replaced with another letter of credit in an equal amount. The Buyer shall have the right to draw on the letter of credit, at the Buyer's sole discretion (i) in the event Supplier fails to make any payments owing under this Agreement or to reimburse the Buyer for costs, including Replacement Costs, PC Replacement Costs, and Penalties, that the Buyer has incurred or may incur as a result of the Supplier's failure to perform under this Agreement. (ii) if the letter of credit has not been renewed or replaced at least thirty (30) days prior to the date of its expiration or (iii) if the Credit Rating of the financial institution that issued the letter of credit has been downgraded to below the Minimum Credit Rating and Supplier has not caused a replacement letter of credit to be issued for the benefit of Buyer within seven (7) days of such downgrade pursuant to Section 18.2 (Maintaining Security) below. If Buyer draws upon the letter of credit under clauses (ii) or (iii) above and Supplier provides Buyer with a replacement letter of credit that meets the requirements of this Agreement, Buyer shall promptly remit to Supplier such amounts drawn against the prior letter of credit. The letter of credit shall be released by Buyer to Supplier (i) if this Agreement is terminated because of a failure to obtain PUCN approval, or (ii) no later than ten (10) days after the later to occur of (x) the end of the first Contract Year that is a full calendar year during which Supplier has complied with each of its obligations under this Agreement and (y) a determination has been made by the PUCN that Buyer has not suffered a Penalty due to Supplier's performance under this Agreement during that Contract Year; or

18.1.2

deposit with Buyer as soon as practicable after Supplier's execution of this Agreement, but in any event prior to the submittal of this Agreement to the PUCN pursuant to Paragraph 17.2. cash in the amount equal to Six Hundred Forty-Five Thousand Dollars ($645,000) .. The Buyer shall have the right to apply such funds, at Buyer's sole discretion, in the event Supplier fails to make any payments owing under this Agreement or to reimburse Buyer for costs, including Replacement Costs, PC Replacement Costs and Penalties, that Buyer has incurred or may incur as a result of Supplier's failure to perform under this Agreement. Any unused deposit shall be released by Buyer to Supplier (i) if this Agreement is terminated because of a failure to obtain PUCN approval, or (ii) no later than ten (10) days after the later to occur of (x) the end of the first Contract Year that is a full calendar year during which Supplier has complied with each of its obligations under this Agreement and (y) a determination has been made by the PUCN that Buyer has not suffered a Penalty due to Supplier's performance under this Agreement during that Contract Year. If Buyer draws upon the cash deposit and Supplier provides Buyer with a letter of credit replacing the cash deposit that meets the requirements of this Agreement, Buyer shall promptly remit to Supplier the residual amount of the cash deposit which Buyer has not drawn upon. Such a letter of credit provided by Supplier shall be in an amount equal to the residual amount of the cash deposit which Buyer has not drawn upon.

18.2

Maintaining Security. If at any time after the Effective Date of this Agreement, Standard & Poor's, Moody's or another nationally recognized firm downgrades the credit rating to below the Minimum Credit Rating of the financial institution that issued the letter of credit pursuant to Section 18.1 (Security) above, then Supplier shall (i) provide Buyer with written notice of such downgrade within two (2) Business Days of Supplier being notified of any such downgrade, but not to exceed thirty (30) days from such downgrade and (ii) cause a replacement letter of credit satisfying the conditions of Section 18.1.1 to be issued in favor of Buyer within seven (7) days of such downgrade. In the event such a downgrade also constitutes an Event of Default pursuant to Section 25 (Default and Remedies); the requirements of this Section are in addition to, and not in lieu of, the requirements of Section 25 (Default and Remedies).

18.3

Supplier shall take all necessary action and shall be in compliance with Section 18.1 (Security) within fifteen (15) days of the downgrade.

18.4

Supplier hereby waives any and all rights it may have, including rights at law or otherwise, to require Buyer to provide financial assurances or security (including, but not limited to, cash, letters of credit, bonds or other collateral) in respect of its obligations under this Agreement. Supplier shall not earn or be entitled to any interest on any security provided pursuant to this Section 18 (Security), including amounts deposited pursuant to Section 18.1.2.

19. INDEMNIFICATION

19.1

Third Party Claims. A Party to this Agreement (the “Indemnifying Party”) shall indemnify, defend and hold harmless, on an After Tax Basis, the other Party, its parent and affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (each an “Indemnified Party”) from and against any and all Losses arising out of, relating to, or resulting from the Indemnifying Party's breach of, or the performance or non-performance of its obligations under this Agreement (including Taxes, and failure to maintain insurance at levels required by this Agreement, Penalties, fines, reasonable attorneys' fees and costs associated with Portfolio Standard); provided, however, that no Party shall be indemnified hereunder for any Loss to the extent resulting from its own negligence, fraud or willful misconduct.

19.1.1 In furtherance of the foregoing indemnification and not by way of limitation thereof, the Indemnifying Party hereby waives any defense it otherwise might have against the Indemnified Party under applicable workers' compensation laws.

19.1.2 In claims against any Indemnified Party by an agent of the Indemnifying Party, or anyone directly or indirectly employed by them or anyone for whose acts the Indemnifying Party may be liable, the indemnification obligation under this Section 19 (Indemnification) shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Indemnifying Party or a subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

19.2

 No Negation of Existing Indemnities; Survival. Each Party's indemnity obligations under this Agreement shall not be construed to negate, abridge or reduce other rights or obligations, which would otherwise exist at Law or in equity. The obligations contained herein shall survive any termination, cancellation, expiration, or suspension of this Agreement to the extent that any third party claim is commenced during the applicable statute of limitations period.

19.3

Indemnification Procedures.

19.3.1

Any Indemnified Party seeking indemnification under this Agreement for any Loss shall give the Indemnifying Party notice of such Loss promptly but in any event on or before thirty (30) days after the Indemnified Party’s actual knowledge of such claim or action. Such notice shall describe the Loss in reasonable detail, and shall indicate the amount (estimated if necessary) of the Loss that has been, or may be sustained by, the Indemnified Party. To the extent that the Indemnifying Party will have been actually and materially prejudiced as a result of the failure to provide such notice, the Indemnified Party shall bear all responsibility for any additional costs or expenses incurred by the Indemnifying Party as a result of such failure to provide notice.

19.3.2

In any action or proceeding brought against an Indemnified Party by reason of any claim indemnifiable hereunder, the Indemnifying Party may, at its sole option, elect to assume the defense at the Indemnifying Party's expense, and shall have the right to control the defense thereof and to determine the settlement or compromise of any such action or proceeding. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its own defense in any action if it:

19.3.2.1 May result in injunctions or other equitable remedies with respect to the Indemnified Party which would affect its business or operations in any materially adverse manner;

19.3.2.2 May result in material liabilities which may not be fully indemnified hereunder, or

19.3.2.3 May have a significant adverse impact on the business or the financial condition of the Indemnified Party (including a material adverse effect on the tax liabilities, earnings, ongoing business relationships or regulation of the Indemnified Party) even if the Indemnifying Party pays all indemnification amounts in full,

19.3.3

Subject to Section 19.3.2, neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior written consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

20. LIMITATION OF LIABILITY

20.1 Responsibility for Damages.  Except where caused by the other Party's negligence or willful misconduct, each Party shall be responsible for all physical damage to or destruction of the property, equipment and/or facilities owned by it, and shall not seek recovery or reimbursement from the other Party for such damage.

20.2 Limitation on Damages. To the fullest extent permitted by Law and notwithstanding other provisions of this Agreement, in no event shall a Party be liable to the other Party, whether in contract, warranty, tort, negligence, strict liability, or otherwise, for special, indirect, incidental, multiple, consequential (including lost profits or revenues, business interruption damages and lost business opportunities), exemplary or punitive damages related to, arising out of, or resulting from performance or nonperformance of this Agreement. For purposes of clarification, Replacement Costs, PC Replacement Costs or payment made by either Party to satisfy Penalties or payments owing under Sections 3.5 (Replacement Costs), 3.6 (PC Replacement Costs), 7.1 (Portfolio Standard), 9.6 (Taxes) or 28.6 (Supplier's Minimum Insurance Requirements), shall not be considered special, indirect, incidental, multiple, punitive, consequential or incidental damages under this Section. In addition, this limitation on damages shall not apply with respect to claims brought by third parties for which a Party is entitled to indemnification under this Agreement.

20.3

Survival. The provisions of this Section 20 (Limitation of Liability) shall survive any termination, cancellation, expiration, or suspension of this Agreement.

20.4

Limitation on Supplier's Liability for Any Supplier Events of Default or to the Commercial Operation Date. Buyer agrees that Supplier's liability for any Supplier Events of Default arising prior to the Commercial Operation Date shall be limited to the amount of security posted by Supplier under Section 18.1.

21. FORCE MAJEURE

21.1

Excuse. Subject to Section 21.4 (Conditions), neither Party shall be considered in default under this Agreement for any delay or failure in its performance under this Agreement (including any obligation to deliver or accept Product) if such delay or failure is due to an event of Force Majeure, but only to the extent that:

21.1.1

such event of Force Majeure is not attributable to fault or negligence on the part of that Party;

21.1.2

such event of Force Majeure is caused by factors beyond that Party's reasonable control; and

21.1.3

despite taking all reasonable technical and commercial precautions and measures to prevent, avoid, mitigate or overcome such event and the consequences thereof, the Party affected has been unable to prevent, avoid, mitigate or overcome such event or consequences.

21.2  Definition. “Force Majeure” means, subject to Section 21.3 (Exclusions) any of the  following events that occur subsequent to the execution of this Agreement and before the termination or expiration of the Term of this Agreement pursuant to Section 2 (Term):

21.2.1

Acts of God such as storms, hurricanes, floods, lightning and earthquakes;

21.2.2

Sabotage or destruction by a third party of facilities and equipment relating to the performance by the affected Party of its obligations under this Agreement;

21.2.3

Transmission System or Generating Facility failure;

21.2.4

War, riot, acts of a public enemy or other civil disturbance;

21.2.5

Strike, walkout, lockout or other significant labor dispute; or

21.2.6

Action or inaction of a Governmental Authority (including a expropriation, requisition or material change in law imposed by a Governmental Authority).

21.3 Exclusions. None of the following shall constitute an event of Force Majeure:

21.3.1

Economic hardship of either Party;

21.3.2

The non-availability of the resource supply to generate electricity from the Generating Facility, unless such non-availability is caused by an earthquake and the earthquake is verified as the cause of such non-availability by a geologist selected by Buyer and paid for by Supplier;

21.3.3

A Party's failure to obtain any permit, license, consent, agreement or other approval from a Governmental Authority, except to the extent it is caused by an event listed in Sections 21.2.1 (Acts of God such as storms, floods, lightning and earthquakes) and 21.2.4 (War, not, acts of a public enemy or other civil disturbance); and

21.3.4

A Party's failure to meet a Project Milestone, except to the extent it is caused by an event listed in Sections 21.2.1 through 21.2.5 excluding Section 21.2.6 (Action or inaction of a Governmental Authority (including expropriation, requisition or material change in law imposed by a Governmental Authority)).

21.4

Conditions. In addition to the conditions set forth in Section 21.1 (Excuse) above, a Party may rely on a claim of Force Majeure to excuse its performance only to the extent that such Party:

21.4.1

Provides prompt notice of such Force Majeure event to the other Party, giving an estimate of its expected duration and the probable impact on the performance of its obligations under this Agreement;

21.4.2

Exercises all reasonable efforts to continue to perform its obligations under this Agreement;

21.4.3

Expeditiously takes action to correct or cure the event or condition excusing performance so that the suspension of performance is no greater in scope and no longer in duration than is dictated by the problem; provided, however, that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute;

21.4.4

Exercises all reasonable efforts to mitigate or limit damages to the other Party; and

21.4.5

Provides prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance.

21.5

Application. Without limiting the generality of Section 21.1, during the existence of an event of Force Majeure, as a result of which Buyer is unable to receive Product at the Delivery Point or is unable to deliver Product to its customers: (a) Buyer shall have no payment liability in respect of Product delivered by Supplier during such period of the Force Majeure event, (b) for purposes of calculating Replacement Costs, the Supply Amount shall be reduced for such period of the Force Majeure event and (c) for purposes of calculating PC Replacement Costs, the Yearly PC Amount shall be reduced for such period of the Force Majeure event.

22. DISPUTES

22.1

Dispute or Claim. Any action, claim or dispute which either Party may have against the other arising out of or relating to this Agreement or the transactions contemplated hereunder, or the breach, termination or validity thereof (“Dispute”) shall be submitted in writing to the other Party. The written submission of any Dispute shall include a concise statement of the question or issue in dispute together with a statement listing the relevant facts and documentation that support the claim.

22.2

Good Faith Resolution. The Parties agree to cooperate in good faith to expedite the resolution of any Dispute. Pending resolution of a Dispute, the Parties shall proceed diligently with the performance of their obligations under this Agreement.

 22.3

 Informal Negotiation. The Parties shall first attempt in good faith to resolve any Dispute through informal negotiations by the Operating Representatives or Contract Representatives and senior management of each Party.

22.4

Arbitration. in the event the Parties are unable to resolve any Dispute or cause of action through informal negotiations as described above, which arise out of or which are related to this Agreement, including, but not limited to, the interpretation of its terms or any Laws or regulations that affect it, shall be resolved by final and binding arbitration. The arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules in effect at the time of the arbitration or such other rules that the Parties can mutually agree upon. Any award or determination rendered by the arbitrator may be entered in any court having jurisdiction.

22.5

Recovery Costs.  In the event any action is brought at law or in equity in court to enforce any provision of this Agreement, or for damages by reason of any alleged breach of this Agreement, then the prevailing Party will be entitled to recover from the other Party all costs of the suit, including, court costs and the prevailing Party's reasonable attorney's fees and related costs and expenses of litigation.

23. NATURE OF OBLIGATIONS

23.1

The provisions of this Agreement shall not be construed to create an association, trust, partnership, or joint venture; or impose a trust or partnership duty, obligation, or liability or agency relationship between the Parties.

23.2

By this Agreement, neither Party dedicates any part of its facilities nor the service provided under this Agreement to the public.

24. ASSIGNMENT

24.1

Buyer may assign this Agreement as follows:

24.1.1

Buyer may assign this Agreement or assign or delegate its rights and obligations under this Agreement, in whole or in part, without Supplier's consent, if such assignment is made to: (i) Sierra Pacific Power Company; (ii) where such assignment does not occur by operation of law, any successor to Buyer provided such successor is a public utility holding a certificate of public convenience and necessity granted by the PUCN pursuant to NRS Chapter 704; (iii) a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Nevada; or (iv) as otherwise required by Law.

24.1.2

 Buyer also may assign this Agreement, in whole or in part, without Supplier's consent, to a party or Person whose Credit Rating, as published by either Relevant Rating Agency, is equal or superior to the Minimum Credit Rating as of the time of assignment, provided that such assignment is approved by the PUCN to the extent that such an approval is required by applicable Law.

24.2

Supplier may, without the consent of Buyer (and without relieving itself from liability hereunder) (i) transfer, pledge, encumber, or assign this Agreement or the account, revenues or proceeds hereof in connection with any financing or other financial arrangements for the Generating Facility, the geothermal well field and/or related components and (ii) transfer or assign this Agreement to an affiliate in connection with a transfer of the Generating Facility, provided that Supplier provides Buyer prior notice of any such transfer and, with respect to any transfer to an affiliate of Supplier, (x) where the creditworthiness of such affiliate is equal to or superior to the creditworthiness of Supplier as of the Effective Date, as determined by Buyer in its reasonable discretion and (y) such affiliate enters into an assignment and assumption agreement in form and substance satisfactory to Buyer.

24.3

Except as stated above, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party, including by operation of Law, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void.

24.4

A Party's assignment or transfer of rights or obligations pursuant to this Section 24 (Assignment) (other than Section 24.2) of this Agreement shall relieve said Party from any liability and financial responsibility for the performance thereof arising after any such transfer or assignment, provided such transferee enters into an assignment and assumption agreement in form and substance satisfactory to the other Party.

24.5

Subject to Section 8 (Right of First Offer), during the Term, Supplier shall not sell, transfer, assign or otherwise dispose of its ownership interest in the Generating Facility to any third party absent an agreement from such third party, enforceable by Buyer, to perform Supplier's obligations under and otherwise be bound by the terms of this Agreement.

24.6

In connection with any financing or refinancing of the generating facility, geothermal well field and/or related components, Buyer shall, negotiate in good faith with Supplier and Supplier's Lenders to agree upon a consent to collateral assignment of this Agreement. In the event that Supplier transfers, pledges, encumbers or collaterally assigns this Agreement to Supplier's Lenders, the following terms and conditions shall apply:

24.6.1

Supplier shall provide written notice to Buyer of such transfer, pledge, encumbrance or assignment, including the address of Supplier's Lenders;

24.6.2

The Parties shall not amend or modify this Agreement in any material respect without the prior written consent of the Supplier's Lenders;

24.6.3

Prior to exercising its right to terminate this Agreement as a result of an Event of Default by Supplier, Buyer shall give notice of such Event of Default by Supplier to any Supplier's Lenders which Buyer has been provided written notice of;

24.6.4

Supplier's Lenders shall have the right, but not the obligation, to cure an Event of Default on behalf of Seller in accordance with the provisions of this Agreement, provided that Supplier's Lenders shall be provided an additional ninety (90) days, from the end of the thirty (30) day Cure Period provided pursuant to Section 25.2, to effect a cure of such Event of Default;

24.6.5

Supplier shall procure and deliver to Buyer an undertaking, enforceable by Buyer, from each of Supplier's Lenders that:

24.6.5.1

Supplier's Lenders shall receive prior notice of and the right to   approve material amendments to the Agreement, which approval shall not be unreasonably withheld, delayed, or conditioned;

24.6.5.2

If Supplier's Lenders directly or indirectly, take possession of, or title to the Generating Facility (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), then Supplier's Lenders shall assume all of Supplier's obligations under this Agreement, provided that Lender shall have no personal liability for any monetary obligations of Seller under this Agreement which are due and owing to Buyer as of the assumption date; provided, however, that prior to such assumption, if Buyer advises Supplier's Lenders that Buyer will require that Supplier's Lenders cure (or cause to be cured) any Supplier default hereunder existing as of the possession date (irrespective of when such default occurred) in order to avoid the exercise by Buyer (in its sole discretion) of Buyer's right to terminate the Agreement in respect of such default, then Supplier's Lenders at their option; and in their sole discretion, may elect to either: (i) cause such default to be cured; or (ii) not assume this Agreement; and

24.6.5.3

If Supplier's Lenders elect to sell or transfer the Generating Facility (after directly or indirectly taking possession of, or title to, the Generating Facility) or if the sale of the Generating Facility occurs through the actions of Supplier's Lenders (including, a foreclosure sale where a third party is the buyer, or otherwise), then, as a condition of such sale or transfer, (a) Supplier's Lenders shall cause the buyer or transferee of the Generating Facility to assume all of Supplier's obligations arising under this Agreement and (b) the buyer or transferee of the Generating Facility shall (i) have creditworthiness that is equal to or superior to the creditworthiness of Supplier as of the Effective Date, as determined by Buyer in its reasonable discretion and (ii) have experience in operating renewable energy generating facilities that is equivalent or superior to that of Supplier, or the operator of the Generating Facility if Supplier is not the operator, as determined by Buyer in its reasonable discretion.

24.7 This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns,

25. DEFAULT AND REMEDIES

25.1

Except to the extent excused due to an event of Force Majeure in accordance with Section 21 (Force Majeure), an event of default (“Event of Default”) shall be deemed to have occurred with respect to a Party (the “Defaulting Party”) upon the occurrence of one or more of the following events:

25.1.1

failure to comply with any material obligations imposed upon it by this Agreement.

25.1.2

failure to make timely payments due under this Agreement;

25.1.3

failure to comply with the material requirements of the Control Area Operator, Transmission Provider, Buyer, WECC, PUCN, FERC, or any successor thereto where following such directions is required hereunder;

25.1.4

in the case of Supplier, its failure at any time to qualify the Generating Facility as a Renewable Energy System or itself as a renewable energy producer or similar status under the Renewable Energy Act or any regulations promulgated thereunder;

25.1.5

in the case of Supplier, its failure to install, operate, maintain or repair the Generating Facility in accordance with Good Utility Practice;

25.1.6

in the case of Supplier, its failure to achieve Commercial Operation by the date specified in Exhibit 6;

25.1.7

in the case of Supplier, its failure to meet any of the Project Milestone Requirements under the terms of Section 10.2.1 and as set forth in Exhibit 6;

25.1.8

in the case of Supplier, its failure to comply with the provisions of Section 18 (Security);

25.1.9

failure of the Generating Facility to deliver at least 50 percent of the total Supply Amount to Buyer during any two (2) consecutive Billing Periods after the Commercial Operation Date, unless due to Force Majeure;

25.1.10

in the case of Supplier, its failure to comply with the provisions of Section 24 (Assignment);

25.1.11

 in the case of Supplier, its failure to comply with the provisions of Section 28 (Insurance); and

25.1.12

in the case of Supplier, its failure to execute the IOA or agree to the submission of an unexecuted copy of the IOA to the FERC six (6) months after the date that the PUCN grants the approval or acceptance of this Agreement, provided that it shall not be a Supplier Event of Default under this Section 25.1.12 if such failure is solely attributable to the Transmission Provider.

25.2

Upon the occurrence of an Event of Default, the Defaulting Party shall be entitled to a period of thirty (30) days from such occurrence (the “Cure Period”) to cure such Event of Default during which time the duties and obligations of the Non-Defaulting Party under this Agreement are suspended; provided, however, that in the case of an Event of Default under Section 25.1.7, other than an Event of Default arising from any delay in achieving Commercial Operation, with written notice from the Defaulting Party to the Non-Defaulting Party, such Cure Period may be extended in writing by the Non-Defaulting Party for an additional sixty (60) days if (i) Supplier can demonstrate to Buyer that such Event of Default was not capable of being cured within such thirty (30) day period and such Event of Default is capable of being cured within an additional sixty (60) day period, (ii) the Defaulting Party is diligently and continuously proceeding to cure such Event of Default and, (iii) Supplier posts additional security in a form consistent with the provisions of either Section 18.1.1 or 18.1.2, and in an amount acceptable to Buyer in its sole discretion.

25.3

If an Event of Default is not cured by the Defaulting Party during the Cure Period, the Non-Defaulting Party shall be entitled to all legal and equitable remedies that are not expressly prohibited by the terms of this Agreement, including termination of this Agreement as provided in Section 2.3 (Termination) and payment of damages.

26. REPRESENTATIONS AND WARRANTIES OF SUPPLIER

The Supplier represents and warrants to Buyer as follows:

26.1

Organization. The Supplier is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and/or operate its properties and to carry on its business as is now being conducted. The Supplier is duly qualified or licensed to do business as a independent power producer and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

26.2

Authority Relative to this Agreement. The Supplier has full authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein and has taken all necessary corporate actions necessary to authorize the execution, delivery and performance of this Agreement. No other proceedings or approvals on the part of Supplier are necessary to authorize this Agreement. This Agreement constitutes a Iegal, valid and binding obligation of Supplier enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights generally.

26.3

Consents and Approvals; No Violation. Other than obtaining the Supplier's Required Regulatory Approvals as set out in Exhibit 10, the execution, delivery and performance of this Agreement by Supplier shall not (i) conflict with or result in any breach of any provision of the articles of organization (or other similar governing documents) of Supplier; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not reasonably be expected to have a Material Adverse Effect or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, band, mortgage, indenture, agreement, lease or other instrument or obligation to which Supplier or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

26.4

Reputation as a Utility. Except as set forth in Exhibit 10, Supplier is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

26.5

Availability of Funds. The Supplier has, or will have, and shall maintain sufficient funds available to it to perform all obligations under this Agreement and to consummate the obligations contemplated pursuant thereto.

26.6

Interconnection Cost Due Diligence. Supplier has conducted due diligence regarding the costs of all facilities necessary to interconnect the Generating Facility to the Delivery Point[s] and all such costs are covered by the Product Rates depicted in Exhibit 2A.

26.7

Permits. Authorizations, Licenses, Grants, etc. Supplier has applied or will apply for or has received the permits, authorizations, licenses, grants as listed in Exhibits 10 and 11, and that no other permits, authorizations, licenses, grants, etc. are required by Supplier to construct and operate the Generating Facility or fulfill its obligations under this Agreement.

26.8

Related Agreements. Supplier has entered into or will enter into all necessary and material agreements as listed in Exhibit 12 related to Supplier's obligations under this Agreement.

26.9

Certification. The Generating Facility qualifies as a Renewable Energy System and Supplier has been and is in compliance with all requirements set forth in the Renewable Energy Act and any regulations promulgated thereunder.

26.10

Title. Supplier owns all Product attributable to the Generating Facility and has the right to sell such Product to Buyer. Supplier will convey good title to the Product to Buyer free and clear of any liens or other encumbrances or title defects, including any which would affect Buyer's ownership of any portion of such Product or prevent the subsequent transfer of any portion of such Product by Buyer to a third party.

27. REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Supplier as follows:

27.1

Organization; Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Buyer is duly qualified or licensed to do business as a corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

27.2

Authority Relative to this Agreement. Buyer has full corporate authority to execute and deliver this Agreement to which it is a party and to consummate the transactions contemplated herein. The execution and delivery of this Agreement has been duly and validly authorized by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights generally.

27.3

Consents and Approvals; No Violation. Other than obtaining Buyer Required Regulatory Approvals as set out in Exhibit 9, the execution, delivery and performance of this Agreement by Buyer shall not (i) conflict with or result in any breach of any provision of the articles of organization (or other similar governing documents) of Buyer; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not reasonably be expected to have a Material Adverse Effect or (b) for those consents, authorizations, approvals, permits, filings and notices which become applicable to Buyer as a result of specific regulatory status of Buyer (or any of its affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its affiliates) is or proposes to be engaged, which consents, approvals, authorizations, permits, filings and notices have been obtained or made by Buyer; or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

27.4

Related Agreements. Buyer warrants that it has entered into or will enter into all necessary and material agreements related to Buyer's obligations under this Agreement.

28. INSURANCE

28.1

General Requirements. Supplier shall maintain at all times, at its own expense, general/commercial liability, worker's compensation, and other forms of insurance relating to its property, operations and facilities in the manner and amounts set forth herein from the Effective Date of this Agreement. Supplier shall maintain coverage on all policies written on a “claims made” or “occurrence” basis. If converted to an occurrence form policy, the new policy shall be endorsed to provide coverage back to a retroactive date acceptable to Buyer.

28.2

Qualified Insurers. Every contract of insurance providing the coverage required herein shall be with an insurer or eligible surplus lines insurer qualified to do business in the State of Nevada and with the equivalent, on a continuous basis, of a “Best Rating” of “A” or better and shall include provisions or endorsements:

28.2.1

Stating that such insurance is primary insurance with respect to the interest of Buyer and that any insurance maintained by Buyer is excess and not contributory insurance required hereunder;

28.2.2

Stating that no reduction, cancellation or expiration of the policy shall be effective until ninety (90) days from the date notice thereof is actually received by Buyer; provided, that upon Supplier's receipt of any notice of reduction, cancellation or expiration, Supplier shall immediately provide notice thereof to Buyer; and

28.2.3

Naming Buyer as an additional insured on the general liability insurance policies of Supplier as its interests may appear with respect to this Agreement.

28.3

Certificates of Insurance. Within thirty (30) days of the Effective Date, Supplier shall provide to Buyer, and shall continue to provide to Buyer within thirty (30) days of each anniversary of the Effective Date until the expiration of this Agreement, upon any change in coverage, or at the request of Buyer not to exceed once each year, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by Supplier under this Agreement. Certificates of insurance shall provide the following information:

28.3.1

The name of insurance company, policy number and expiration date;

28.3.2

The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of Supplier maintaining such policy; and

28.3.3

A statement indicating that Buyer shall receive at least ninety (90) days prior notice of cancellation or expiration of a policy or of a reduction of liability limits with respect to a policy.

28.4

Certified Copies of Insurance Policies. At Buyer's request, in addition to the foregoing certifications, Supplier shall deliver to Buyer a copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company.

28.5

Inspection of Insurance Policies. Buyer shall have the right to inspect the original policies of insurance applicable to this Agreement at Supplier's place of business during regular   business hours.

28.6

Supplier's Minimum Insurance Requirements.

28.6.1

Worker's Compensation. Worker's compensation insurance in accordance with statutory requirements including employer's liability insurance with limits of not less than one ($1,000,000) per occurrence and endorsement providing insurance for U.S Longshoremen's and Harbor Worker's Compensation Act and the Jones Act where applicable.

28.6.2

General Liability. General liability insurance including bodily injury, property damage, products completed operations, contractual and personal injury liability with a combined limit of at least five million dollars ($5,000,000) per occurrence and at least five ($5,000,000) annual aggregate.

28.6.3

Automobile Liability. Automobile liability insurance including owned, non-owned and hired automobiles with combined bodily injury and property damage limits of at least two million dollars ($2,000,000) per occurrence and at least two million dollars ($2,000,000) aggregate.

28.6.4

Failure to Comply. If Supplier fails to comply with the provisions of this Section 28 (Insurance), Supplier shall save harmless and indemnify Buyer from any   direct or indirect loss and liability, including attorneys' fees and other costs of   litigation, resulting from the injury or death or any person or damage to any property if Buyer would have been protected had Supplier complied with the requirements of this Section 28 (Insurance), in accordance with Section 19 (Indemnification).

29. NOTICES

29.1

All notices hereunder shall, unless expressly specified otherwise, be in writing and shall be addressed, except as otherwise stated herein, to the Parties' Contract Representatives as set forth in Exhibit 4 or as modified from time to time by the receiving Party by notice to the other Party. Any changes to Exhibit 4 shall not constitute an amendment to this Agreement.

29.2

All notices or submittals required by this Agreement shall be sent either by hand-delivery, regular First class U.S. mail, registered or certified U.S. mail postage paid return receipt requested, overnight courier delivery, electronic mail or facsimile transmission. Such notices or submittals will be effective upon receipt by the addressee, except that notices or submittals transmitted by electronic mail or facsimile transmission shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m. PPT, and if transmitted after that time, on the following Business Day; provided, however, that if any notice or submittal is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender,

29.3

All oral notifications required under this Agreement shall be made to the receiving Party's Operating Representative and shall promptly be followed by notice as provided in the other provisions of this Section 29 (Notices).

29.4

Notices of Force Majeure or an Event of Default pursuant to Section 21 (Force Majeure) or pursuant to Section 25 (Default and Remedies), respectively and notices of a change to Exhibit 4 shall be sent either by hand delivery, registered or certified U.S. mail (postage paid return receipt requested), overnight courier delivery, electronic mail or facsimile transmission. Such notices will be effective upon receipt by the addressee, except that notices or submittals transmitted by electronic mail or facsimile transmission shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m. PPT, and if transmitted after that time, on the following Business Day, provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender.

29.5

Any payments required to be made under this Agreement shall be made pursuant to the instructions in Exhibit 4 as such instructions may be changed by any Party from time to time by notice.

30. MERGER

30.1

This Agreement contains the entire agreement and understanding between the Parties with respect to all of the subject matter contained herein, thereby merging and superseding all prior agreements and representations by the Parties with respect to such subject matter.

31. COUNTERPARTS AND INTERPRETATION

31.1

This Agreement may be executed in two (2) counterparts, both of which shall be deemed an original.

31.2

In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

31.3

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

31.4

The words “include”, “includes” and “including” in this Agreement shall not be Limiting and shall be deemed in all instances to be followed by the phrase “without limitation”.

31.5

References to Articles and Sections herein are cross-references to Articles and Sections, respectively, in this Agreement, unless otherwise stated.

31.6

The headings or section titles contained in this Agreement are inserted solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner in the construction of this Agreement.

31.7

Discontinued or Modified Index. If Dow Jones & Company discontinues publishing or substantially modifies any index utilized herein, then the index used herein will be modified to the most appropriate available index, with appropriate changes to take into account any changes in the location of measurement.

32. SEVERABILITY

32.1

if any term, provision or condition of this Agreement is held to be invalid, void or unenforceable by a Governmental Authority and such holding is subject to no further appeal or judicial review, then such invalid, void, or unenforceable term, provision or condition shall be deemed severed from this Agreement and all remaining terms, provisions and conditions of this Agreement shall continue in full force and effect.

32.2

The Parties shall endeavor in good faith to replace such invalid, void, or unenforceable provisions with valid and enforceable provisions which achieve the purpose intended by the Parties to the greatest extent permitted by law.

33. WAIVERS; REMEDIES CUMULATIVE

33.1

No failure or delay on the part of a Party in exercising any of its rights under this Agreement or in insisting upon strict performance of provisions of this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. Any waiver shall be effective only by a written instrument signed by the Party granting such waiver, and such shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

34. AMENDMENTS

34.1

Amendments to this Agreement shall be mutually agreed upon by the Parties, produced in writing and shall be executed by an authorized representative of each Party.

34.2

The Buyer may submit amendment(s) to the PUCN and FERC, as applicable, for filing, acceptance or approval.

35. TIME IS OF THE ESSENCE

35.1

Time is of the essence to this Agreement and in the performance of all of the covenants, obligations and conditions hereof.

36. CONFIDENTIALITY

36.1

Confidential Information.

“Confidential Information” means information provided by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with the negotiation or performance of this Agreement that is clearly labeled or designated by the Disclosing Party as “confidential” or “proprietary” or with words of like meaning or, if disclosed orally, clearly identified as confidential with that status confirmed promptly thereafter in writing, excluding, however, information excluded as provided in Section 36.3 (Excluded Information).

36.2  Treatment of Confidential Information. The Receiving Party shall treat any Confidential Information with at least the same degree of care regarding its secrecy and confidentiality as the Receiving Party's similar information is treated within the Receiving Party's organization. The Receiving Party shall keep confidential and not disclose the Confidential Information of the Disclosing Party to third parties (except as stated hereinafter) nor use it for any purpose other than the performance under this Agreement, without the express prior written consent of the Disclosing Party. The Receiving Party further agrees that it shall restrict disclosure of Confidential Information as follows:

36.2.1 Disclosure shall be restricted solely to (i) its agents as may be necessary to enforce the terms of this Agreement, (ii) its Affiliates, shareholders, directors, officers, employees, advisors, lenders and representatives as necessary, (iii) any Governmental Authority in connection with seeking any required regulatory approval, (iv) to the extent required by applicable Law, (v) in the case of Buyer only, potential transferees of Energy or PCs obtained by Buyer and (vi) potential assignees of this Agreement (together with their agents, advisors and representatives), as may be necessary in connection with any such assignment (which assignment or transfer shall be in compliance with Section 24 (Assignment)) in each case after advising those agents of their obligations under this Section 36.

36.2.2 In the event that the Receiving Party is required by applicable Law to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable Disclosing Party to seek an appropriate protective order or other remedy and to consult with Disclosing Party with respect to Disclosing Party taking steps to resist or narrow the scope of such request or legal process. The Receiving Party agrees not to oppose any action by the Disclosing Party to obtain a protective order or other appropriate remedy. In the absence of such protective order, and provided that the Receiving Party is advised by its counsel that it is compelled to disclose the Confidential Information, the Receiving Party shall:

36.2.2.1  Furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required; and

36.2.2.2 Use its commercially reasonable efforts, at the expense  of the Disclosing Party, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

This Section 36.2.2 shall not apply to information disclosed as contemplated by 36.2.1 (iii).

36.3

Excluded Information. Confidential Information shall be deemed not to include the following:

36.3.1

Information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party;

36.3.2

Information which was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party; and

36.3.3

Information which becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its representative who is not otherwise bound by a confidentiality agreement with Disclosing Party or its agent or is otherwise not under any obligation to Disclosing Party or its agent not to disclose the information to the Receiving Party.

36.4

Injunctive Relief Due to Breach, The Parties agree that remedies at Law may be inadequate to protect each other in the event of a breach of this Section, and the Receiving Party hereby in advance agrees that the Disclosing Party shall be entitled to seek without proof of actual damages, temporary, preliminary and permanent injunctive relief from any Governmental Authority of competent jurisdiction restraining the Receiving Party from committing or continuing any breach of this Section.

36.5

Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and Supplier shall not issue any such public announcement, statement or other disclosure without having first received the written consent of Buyer, except as may be required by Law. It shall not be deemed a violation of this Section to file this Agreement with the PUCN or FERC for approval as required by applicable regulatory bodies.

37. CHOICE OF LAW

37.1

This Agreement and the rights and obligations of the Parties shall be construed and governed by the Laws of the State of Nevada.

38. FURTHER ASSURANCES

35.1

The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which a Party, may request and which are reasonably necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

39. NO THIRD-PARTY BENEFICIARY

39.1

Except with respect to the rights of the Indemnified Party in Section 19.1 (Third Party Claims), (i) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any third party, (ii) no third party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder, and (iii) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.

40. CONFLICTS

40.1

The Parties acknowledge that Supplier has or will enter into an lOA with the Transmission Provider. If Buyer is also the Transmission Provider and conflicts arise between any term, provision, or condition contained in this Agreement and the IOA, Supplier shall comply with the most stringent requirement. If such conflict cannot be resolved by Supplier meeting the more stringent requirement, the Parties agree to work in good faith to resolve the conflict. If Buyer is not the Transmission Provider, the Parties shall perform their obligations under this Agreement as provided herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative on the date first stated above.

BUYER: NEVADA POWER COMPANY By: /s/ Roberto R. Denis Name: Roberto R. Denis Title. Sr. VP	SUPPLIER: NEVADA GOETHERMAL POWER COMPANY By: /s/ Brian Fairbank Name: Brian Fairbank Title: President

EXHIBIT 1

DESCRIPTION OF GENERATING FACILITY

1.

Name of Facility:

Faulkner 1

   (a)

Location:

Blue Mountain, Humboldt County, Nevada

2.

Owner:

Nevada Geothermal Power Company

3.

Operator:

Nevada Geothermal Power Company

4.

Equipment:

(a)   Type of Facility:

Geothermal

(b)   Capacity

        Total nominal nameplate capacity: 35 MW

        Total nominal net capacity: 25 MW

1-1

EXHIBIT 2A
PRODUCT RATES

Escalated Price: The Product Rate through the end of the first Contract Year (“Initial Product Rate”) shall be:

i. [THIS INFORMATION HAS BEEN REDACTED] if the Generating Facility is placed in service on a date when the Generating Facility is eligible to receive the PTC (“PTC Product Rate,”), or

ii. [THIS INFORMATION HAS BEEN REDACTED] if the Generating Facility is placed in service on a date when the Generating Facility is ineligible to receive the PTC (“Non-PTC Product Rate.”).

The Product Rate shall be increased at the beginning of each Contract Year by an amount equal to one percent (1%) of the Product Rate for the previous Contract Year, for the duration of the Agreement; provided, however, that the Product Rate for the second Contract Year shall be determined by the following formula:

Product Rate = Initial Product Rate * [1+ (0.01 * FCM/12)]

Where FCM is the number of full calendar months the Generating Facility is in Commercial Operation during the first Contract Year.

2A-1

EXHIBIT 2B
EXCESS PRODUCT RATE

The “Excess Product Rate” for the Term shall be $ 29.79 per MWh.

2B-1

EXHIBIT 2C

INVOICE CALCULATIONS

Supplier Letterhead

Generating Facility:	Date:
Generating Facility ID:	Invoice Number:
Billing Period:

CURRENT MONTHLY BILLING DATA INPUT

Supply Amount kWh Pricing $/MWh
Monthly Off-Peak Product Rate w PTC[2]
Monthly On-Peak Excess Product Rate[3]
Total Supply Amount Shaped Mead Firm Price
Shortfall Trigger[1] Daily Off-Peak Mead Index for Firm
Excess Energy Trigger Daily Off-Peak Mead Index for Non- Firm
Max Amt Trigger (MWh) Average Monthly Buyer Inc. Gen Cost[4]

Delivered Amount Shortfall
Off-Peak Excess Shortfall Amount
On-Peak Excess
Max Off-Peak
Max On-Peak
Product
Total Delivered

CURRENT MONTLY BILLING CALCULATIONS

Excess Product
Maximum Product
Product
Shortfall Triggered5a
Replacement Cost 5b

CURRENT MONTHLY INVOICE CALCULATIONS

Product Payments Rates/kWh Amounts

+ Product Rate w PTC[2]

+ Excess Product[6]

+ Maximum Product Rate[7]

- Shortfall Replacement Rate5b
Total Product Payment

2C-1

TOTAL AMOUNT DUE:

PAYMENET DUE NO LATER THAN8:

FOOTNOTES:

1) Shortfall Trigger is based on the first contract year following Commercial Operation,

2) As per Exhibit 2A of PPA

3) As per Exhibit 2B of PPA

4) Incremental Cost of Generation will be provided by Buyer.

5a) Shortfall is not triggered if Delivered Amount, not including Excess Energy, is > 90% of the Supply Amount. Shortfall Trigger will escalate each contract year.

5b) If the Buyer's Replacement Cost (Shaped Mead Firm Price or Average Monthly Buyer Incremental Generation Cost, whichever is greater), is <= Product Rate, then No Replacement Cost. Otherwise, it is Buyers Replacement Cost less the Product Rate.

6) The lesser of 90% of Daily Off-Peak Mead Index for Firm, 90% of Daily Off-Peak Mead Index for Non-Firm, or Excess Product Rates as per Exhibit 2B of PPA

7) The lesser of 75% of Daily Off-Peak Mead Index for Firm, 75% of Daily Off-Peak Mead Index for Non-Firm, or 75% of Excess Product Rate as per Exhibit 2B of PPA

8) Payment due on or before the 20th of each month, or 10 days after receipt of Invoice.

2C-2

EXHIBIT 2D
PC REPLACEMENT COSTS

Buyer Letterhead

Generating Facility Generating Facility ID Total Nominal Net Capacity (MW)	Date: Invoice Number: Contract Year: Payment Due Date:

GROSS METERED DATA
Availability Yearly PC
Contract Year Data /Capacity Hours Amount(kWh)
Gross Generation Meter Delivered
Amount:
Yearly PC Amount[1]
Shortfall (Delivered Amt less than
Yearly PC Amt)
Less Excused Adjustments:
Force Majeure
Planned Outage
Emergency
Supplier Transfer[2]

Adjusted Annual PC Shortfall

PC REPLACEMENT CALCULATION

PC Replacement Cost3

Annual Adjusted PC Shortfall

TOTAL REPLACEMENT COSTS

1) As per Exhibit 18 of PPA.

2) Supplier transfer of PCs from other Renewable Energy Systems per PPA section 3.6.4

3) PC Replacement Cost shall be determined solely by Buyer per PPA section 3.6.2

2D-1

EXHIBIT 3
STANDBY SERVICE TARIFF

Sierra Pacific Power Company Schedule LSR, Large Standby Service Rider, dated December 17, 2003 or any successor rate schedule or as may be amended from time to time by the PUCN.

3-1

EXHIBIT 4
NOTICES BILLING AND PAYMENT INSTRUCTIONS

Supplier:

Operating Representative:		Contract Representative:
Frank Misseldine			Don Smith
Address:	1755 East Plumb Lane
		Address:	409 Granville Street
	Suite 101		Suite 900
	Reno, NV 89502		Vancouver, BC V6C 1T2
Phone:	775-846-1356	Phone:	604-688-1553
Fax:		Fax:	604-688-5926
Email:	prefm@aol.com	Email:	dsmith@nevadageothermal.com

Payment Check;

Address:  1755 East Plumb Lane

    Suite 101

   Reno, NV 89502

Payment Wire Transfer:

For: Nevada Geothermal Power Company

Bank of the West, Reno

Account No.: 247-022452

ABA No.: 121-100782

Invoices:

Address:  1755 East Plumb Lane

   Suite 101

   Reno, NV 89502

Phone:

  775-846-1356

Fax:

Email:

prefm@aol.com

Operating Notifications:

i) Pre-Schedule	Phone:	775-846-1356
Fax:
Frank Misseldine	Email:	prefm@aol.com
ii) Real Time	Phone:	775-846-1356
Fax:
Frank Misseldine	Email:	prefm@aol.com
iii) Monthly Checkout Person:	Phone:	775-846-1356
Fax:
Frank Misseldine	Email:	prefm@aol.com

4-1

Buyer:
a) Operating Representative:		Contract Representative:
Address:	Brad Marcy	Address:	Barbara Doble
	Manager, S/T Optimization		Manager, Contract Administration
	Nevada Power Company		Nevada Power Company
Mailing	P.O. Box 98910, M/S 26	Mailing	P.O. Box 98910, M/S 26A
	Las Vegas, Nevada 89151		Las Vegas, Nevada 89151
Physical	6226 West Sahara Avenue	Physical	6226 West Sahara Avenue
	Las Vegas, Nevada 89146		Las Vegas, Nevada 89146
Phone:	702/367.5868	Phone:	702/367.5667
E-mail:	BMarcy@nevp.com	E-mail:	_DL ES Contract Admin
QF/Renewable@nevp.com
b) Invoices
US Post Office:	(Via Certified Mail)	Overnight Delivery
Address:		Address:
Telephone: Fax: E-maiI:	Nevada Power Company Linda Stewart M/S S2A20 6100 Neil Road Reno, Nevada 89511 775/1834-5269 775/834-5273 LStewart@sppc.com		Nevada Power Company Linda Stewart M/S S2A20 6100 Nell Road Reno, Nevada 89511 775/834-5269 775/834-5273 LStewart@sppc.com
With Copy to: (via Nevada Power Company regular mail) Kathy Crews M/S 26A		Address:
6226 W. Sahara Ave			Nevada Power Company Kathy Crews M/S 26A 6226 W. Sahara Ave
Las Vegas, Nevada 89146			Las Vegas, Nevada 89146
Telephone 702/227-2476		Phone	702/227-2476
Fax: 702/227-2455		Fax	702/227-2455
E-mail: _DL ES Contract Admin		E-mail	DL ES Contract Admin
QF/Renewable@nevp.com			QF/Renewable@nevp.com

c) Scheduling i) Pre-Schedule		Phone:	702-579-1960
		E-mail: Fax:	nevpsch@nevp.com 702-227-2404
ii) Real Time:		Phone:	702-579-1965
		Fax:	702-227-2404
iii) Monthly Checkout:	Linda Stewart	Phone:	775/834-5269
		E-mail:	LStewart@sppc.com

d) Control Area/Transmission
i) Reliability Dispatch:
Eric Hansen --Contracts	Phone	775-834-3893
	E-mail	Ehansen@sppc.com
John Routhier--preschedule	Phone	775-834-4549
	E-Mail	Jrouthier@sppc.com
nevpsch@nevp.com
Realtime		775-834-3909
Outages
DLTransoutage@nevp.com
	and	nevpsch@nevp.com

4-2

EXHIBIT 5

ONE-LINE DIAGRAM OF GENERATING FACILITY

AND

INTERCONNECTION FACILITIES

See attached one-line diagram of the Generating Facility, the Interconnection Facilities, the Delivery Point[s], ownership and the location of Meters, which location shall be reasonably satisfactory to Buyer, Within thirty (30) days after it executes the IOA, Supplier shall provide an update to Exhibit 5.

5-1

EXHIBIT 6

PROJECT MILESTONE SCHEDULE

1.  All time periods are in months after the PUCN Approval Date, As stated below for convenience of drafting after PUCN approval will be shown as “AA”. Any other timing is as otherwise described in specific items below, Buyer will update this Exhibit with actual dates after PUCN approval is received.

2.  All milestones may be completed earlier than stated times, at the sole option of Supplier.

A)

Project Milestone: Supplier shall provide a geophysical or geological exploration plan on the geothermal resource which would define the geothermal resource. Such plan shall specify start and completion dates of the geophysical or geological exploration work.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with documentation from a qualified professional of the actual resource exploration work completed and the associated data.

B)

Project Milestone: Supplier shall obtain all permits, licenses, easements and approvals to construct and operate the Generating Facility, including UEPA permit.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with written documentation and decisions from the appropriate agencies indicating hearings during which approvals were granted and final written decisions from those agencies where the approval was made.

C)

Project Milestone: Supplier shall demonstrate to Buyer that it has obtained adequate water rights for the operation the Generating Facility.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with written documentation demonstrating that Supplier has secured adequate water rights for the operation the Generating Facility.

D)

Project Milestone: Supplier shall demonstrate to Buyer that it has complete financing for construction of the Generating Facility.

6-1

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with written documentation demonstrating that Supplier has secured construction financing of the Generating Facility.

E)

Project Milestone: Notice to proceed has been issued to the construction contractor under the turnkey engineering, procurement and construction contract (the “EPC Contract”) for the Generating Facility and construction of the Generating Facility has commenced.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer a copy of the executed Notice to Proceed acknowledged by the construction contractor and documentation from qualified professionals which indicates that work has begun regarding the engineering, procurement and construction of the Generating Facility.

F)

Project Milestone: Supplier shall complete the drilling and testing of the initial production wells, which shall deliver hot water sufficient to demonstrate a viable geothermal resource with a minimum net capacity of 18.75 MW. Wells are to have flowed for a test period of 48 continuous hours or until stabilization occurs. Stabilization shall be considered met when the flow rate and temperature at the end of any 8-hour continuous period shall not be less than 98% of the first hour of the 8-hour period. Supplier shall provide Buyer pursuant to Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting such drilling and testing, but shall provide such notice with as much advance notice as practicable.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with the data from the well test, which well test is performed by qualified professionals, which indicates delivery of hot water of the quantity and quality as indicated. An authorized representative of Buyer shall have the right to be present during and witness such test.

G)

Project Milestone: Supplier's major equipment shall be delivered to Generating Facility's construction site.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with documentation that the major equipment has been delivered to the Generating Facility's construction site.

H)

Project Milestone: Supplier shall complete the drilling of the all the production and injection wells, which all deliver a combined rate of hot water sufficient to generate a minimum of 18.75 net MW of electrical energy, and shall be capable of injecting fluids produced by the production wells. Supplier shall provide Buyer pursuant to Section 29 (Notices) of this Agreement with written notification 48 hours prior to conducting any such drilling and testing, but shall provide such notice with as much advance notice as practicable.

6-2

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with the data from the well tests, which well tests are performed by qualified professionals, which indicate delivery of hot water of the quantity and quality as indicated and the capability of injection of all production fluids from the production wells. An authorized representative of Buyer shall have the right to be present during and witness such drilling and testing.

l)

Project Milestone: Supplier shall qualify as a QF or such similar status under applicable Law.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier shall provide Buyer with documentation that it has filed for and obtained EWG, QF or such similar status under applicable Law and shall remain a QF or such similar status for the entire Term of this Agreement.

J)

Project Milestone: Supplier shall have installed two (2) or more generators with a total installed capacity nameplate rating stated in Exhibit 1.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier provides written notice to Buyer that the Generating Facility is comprised of a total of two (2) or more turbine generators, all of which are fully installed and operational at the Generating Facility site, and further satisfies the definition of the Generating Facility in the Agreement.

K)

Project Milestone: The Generating Facility achieves the Operation Date.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Buyer's Meters shall record Energy being delivered from the Generating Facility to Buyer and the Generating Facility provides written notice to Buyer that the Generating Facility satisfies the definition of Operation Date in the Agreement.

L)

Project Milestone: The Generating Facility achieves the

Commercial Operation Date.

Completion Date: [THIS INFORMATION HAS BEEN REDACTED]

Documentation: Supplier provides written notice to Buyer that the Generating Facility satisfies the definition of the Commercial Operation Date in the Agreement.

6-3

EXHIBIT 7
PERFORMANCE TESTS

1.

MECHANICAL COMPLETION TESTS

The following preliminary tests shall be conducted before or during the start up or the Generating Facility:

a.

Testing of main brine line welding in accordance with ANSI B31.1.

b.

Functional test of main controls and alarms, i.e. control and protective devices, fire detection and alarm system.

c.

Setting of safety valves by manufacturer.

d.

Balancing and vibration tests of main rotating equipment, including turbines and generators and motors larger then 100 HP.

e.

Automatic operation of standby equipment.

f.

Operation of tire fighting equipment.

g.

Generator and power cable megger insulation tests.

h.

Setting of protective relays.

i.

Electrical ground and/or insulation tests of equipment.

j.

Check out of instrument loops.

2.

TESTS REQUIRED FOR FINAL ACCEPTANCE

Generating Unit Tests

a.  Each generating unit shall run at stable condition at 100% (+10% to -30%) of the unit rated power, conditional upon adequate heat source supply, for four (4) hours without any failure or malfunction.

b.  Each generating unit shall be tripped manually using the emergency turbine trip button with the unit remaining in safe condition without any damage, and capable of immediate restart.

c.  After each generating unit comes to a standstill and after resetting the same, it shall be started again according to the normal hot start procedure and resume normal operation conditions.

Net Deliverable Energy Test (Performance Test)

After completion of the Mechanical Completion Tests and the Generating Unit Tests, the Generating Facility will be tested as close as possible to the design conditions, for a period of one hundred (100) hours at full load to verify the Generating Facility's net deliverable energy.

7-1

EXHIBIT 8
FORM OF AVAILABILITY NOTICE

Date of Notice:

Time of Notice:

Supplier:

Name of Supplier's Representative: Buyer:

Availability Date:

Contact Information:

8-1

[THIS INFORMATION HAS BEEN REDACTED]

A	B	C	D	E
	Availability From Plant (MWhs)	Total Derating (1fWhs)	Permitted Derating	Plant Total (MWhs)	Cause and Time of Derating
	(A<or =__)	(__- A)	Yes/No	(A-B)
0700
0800
0900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
2300
2400
0100
0200
0300
0400
0500
0600
0700
0800
0900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
2300
2400

8-2

EXHIBIT 9
BUYER'S REOUFRED REGULATORY APPROVALS

1.

PUCN approval of this Agreement.

2.

PUCN and FERC approval of the Related PPA.

9-1

EXHIBIT 10
SUPPLIER'S REQUIRED REGULATORY APPROVALS

Utility Environmental Protection Act (UEPA) Permit - Public Utility Commission of Nevada

Air Quality Permit - Nevada Bureau of Air Pollution Control

Underground Injection Control (UIC) Permit - Nevada Bureau of Water Pollution Control

Geothermal Project Area (GPA) Permit - Nevada Division of Minerals

Geothermal Resource Development (GRD) Permit - Nevada Division of Minerals

Application for Permit to Drill (APD) - United States Bureau of Land Management, Nevada Division of Minerals

Sundry Notices -Nevada Division of Minerals, US Bureau of Land Management, Nevada Bureau of Water Pollution Control

Permit to Appropriate Public Waters - Nevada Division of Water Resources, Nevada State Engineer

Federal Geothermal Unit/Participating Area Agreement- United States Bureau of Land Management

Plan of Utilization - United States Bureau of Land Management

Plan for Production - United States Bureau of Land Management

Transmission Line Right-of-Way - United States Bureau of Land Management

Boiler and Pressure Vessel Operating Permits - Nevada Department of Business & Industry

Hazardous Materials Storage (HMS) Permit- Nevada State Fire Marshall

Risk Management Plan (Chemical Accident Prevention Program) - Nevada Bureau of Waste Management

Risk Management Plan (RMP) - United States Environmental Protection Agency Solid Waste Disposal Permit - Nevada Bureau of Health Protection Services

Special Use (SUP) Permit- Humboldt County General Building Permit - Humboldt County

Qualifying Facility (QF) - Federal Energy Regulatory Commission State Business License - Nevada Secretary of State

County Business License - Humboldt County

Communications License - Federal Communication Commission Registration - Nevada Department of Taxation

Registration - Nevada Occupational Safety and Health Administration

10-1

EXHIBIT 11

SUPPLIER'S REQUIRED PERMITS FOR CONSTRUCTION AND OPERATION

Utility Environmental Protection Act (UEPA) Permit- Public Utility Commission Nevada

Air Quality Permit - Nevada Bureau of Air Pollution Control

Underground Injection Control (UIC) Permit - Nevada Bureau of Water Pollution Control

Geothermal Project Area (GPA) Permit - Nevada Division of Minerals

Geothermal Resource Development (GRD) Permit - Nevada Division of Minerals

Application for Permit to Drill (APD) - United States Bureau of Land Management, Nevada Division of Minerals

Sundry Notices - Nevada Division of Minerals, US Bureau of Land Management, Nevada Bureau of Water Pollution Control

Permit to Appropriate Public Waters - Nevada Division of Water Resources, Nevada State Engineer

Federal Geothermal Unit/Participating Area Agreement - United States Bureau of Land Management

Plan of Utilization - United States Bureau of Land Management

Plan for Production - United States Bureau of Land Management

Transmission Line Right-of-Way - United States Bureau of Land Management

Boiler and Pressure Vessel Operating Permits - Nevada Department of Business & Industry

Hazardous Materials Storage (HMS) Permit - Nevada State Fire Marshall

Risk Management Plan (Chemical Accident Prevention Program) - Nevada Bureau of Waste Management

Risk Management Plan (RMP) - United States Environmental Protection Agency

Solid Waste Disposal Permit - Nevada Bureau of Health Protection Services

Special Use (SUP) Permit - Humboldt County

General Building Permit - Humboldt County

Qualifying Facility (QF)-Federal Energy Regulatory Commission

State Business License - Nevada Secretary of State

County Business License - Humboldt County

Communications License - Federal Communication Commission

Registration - Nevada Department of Taxation

Registration - Nevada Occupational Safety and Health Administration

11-1

EXHIBIT 12
SUPPLIER'S REQUIRED AGREEMENTS

1.

this Agreement

2.

the IOA

3.

Sierra Pacific Power Company Schedule Large Standby Service Rider

4,

EPC Agreement

5.

Operating and Maintenance Agreement

6.

Right of Way, Bureau of Land Management

7.

Right of Way, Private Properties

8.

Geothermal Leases

12-1

EXHIBIT 13
SUPPLY AMOUNT

The Supply Amount(s) shall be the Energy amounts for each Dispatch Hour that shall be supplied by Supplier to Buyer, pursuant to this Agreement, as specified by each value in the attached table below.

CONTRACT YEAR [Provide a table for each Contract Year if they are not the same as Contract Year 1]

[THIS INFORMATION BELOW IN THE MONTHLY COLUMNS HAS BEEN REDACTED]

Hours	Peak	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC
1	Off Peak (MWh)	-	-	-	-	-	-	-	-	-	-	-	-
2		-	-	-	-	-	-	-	-	-	-	-	-
3		-	-	-	-	-	-	-	-	-	-	-	-
4		-	-	-	-	-	-	-	-	-	-	-	-
5		-	-	-	-	-	-	-	-	-	-	-	-
6		-	-	-	-	-	-	-	-	-	-	-	-
7	OnPeak (MWh)	-	-	-	-	-	-	-	-	-	-	-	-
8		-	-	-	-	-	-	-	-	-	-	-	-
9		-	-	-	-	-	-	-	-	-	-	-	-
10		-	-	-	-	-	-	-	-	-	-	-	-
11		-	-	-	-	-	-	-	-	-	-	-	-
12		-	-	-	-	-	-	-	-	-	-	-	-
13		-	-	-	-	-	-	-	-	-	-	-	-
14		-	-	-	-	-	-	-	-	-	-	-	-
15		-	-	-	-	-	-	-	-	-	-	-	-
16		-	-	-	-	-	-	-	-	-	-	-	-
17		-	-	-	-	-	-	-	-	-	-	-	-
18		-	-	-	-	-	-	-	-	-	-	-	-
19		-	-	-	-	-	-	-	-	-	-	-	-
20		-	-	-	-	-	-	-	-	-	-	-	-
21		-	-	-	-	-	-	-	-	-	-	-	-
22		-	-	-	-	-	-	-	-	-	-	-	-
23	Off Peak (MWh)	-	-	-	-	-	-	-	-	-	-	-	-
24		-	-	-	-	-	-	-	-	-	-	-	-
DAILYTOTALS	Off Peak (MWh)
OnPeak (MWh)
Total (MWh)
MONTHLY TOTALS	Off Peak (MWh)
OnPeak (MWh)
Total (MWh)
ANNUAL	Total (MWh)	218.941.5
	Average Supply Amount (MW)	25.0
MONTHLY	Maximum Supply Amount	35.0

NOTE: Supply Amounts listed for year 1 are for the first Contract Year that is a full calendar year; and such amounts will also be applicable to any initial Contract Year starting on the Commercial Operation Date that is not a full calendar year.

13-1

EXHIBIT 14
PIPING/FLOW DIAGRAM OF GENERATING FACILITY

Supplier shall provide Exhibit 14 as contemplated by Section 10.1 (Construction of Generating Facility) of this Agreement within thirty (30) days following the commencement of construction of the Generating Facility.

14-1

EXHIBIT 15

OPERATION AND MAINTENANCE AGREEMENT;
OPERATOR GOOD STANDING CERTIFICATE

Supplier shall provide Exhibit 15 as contemplated by Section 10.6 of this Agreement no later than ninety (90) days prior to the Commercial Operation Date.

15-1

EXHIBIT 16
GROUND LEASE; RIGHTS-OF-WAY

Supplier shall provide Exhibit 16 as contemplated by Section 10.7 of this Agreement no later than sixty (60) days prior to commencement of construction of the Generating Facility,

16-1

EXHIBIT 17

FORM OF LETTER OF CREDIT

DATE OF ISSUANCE:

BENEFICIARY:

Nevada Power Company

PO Box 98910, M/S 26A

Las Vegas, Nevada 89151-0001

Re: Irrevocable Transferable Standby Letter of Credit No.

Dear Madam or Sir:

We (“Issuing Bank”) hereby establish our Irrevocable Transferable Standby Letter of Credit (“Letter of Credit”) in favor of Nevada Power Company, a Nevada corporation (“Beneficiary”), for the account of [Supplier], a [_______________] (“Account Party”), for the aggregate amount not exceeding ________________United States Dollars ($____________), available to you at sight upon demand at our counters at [Location] on or before the expiration hereof against presentation to us of (a) a sight draft in the form of Exhibit A, completed in accordance with the instructions contained in such Exhibit A and executed by your officer, and (b) a certificate in the form of Exhibit B, completed in accordance with the instructions contained in such Exhibit B and executed by your officer.

This Letter of Credit shall become effective immediately upon issuance and shall expire at our counters in [Location] on_____________(the “Expiration Date”). This Letter of Credit is subject to the following:

1.

Capitalized terms used herein and not otherwise defined have the meanings given in that certain Power Purchase Agreement, dated as of_________, between Beneficiary and Account Party (as the same may be amended, the “Agreement”).

2.

The amount which may be drawn by you under this Letter of Credit shall be automatically reduced by the amount of any drawings paid through the Issuing Bank referencing this Letter of Credit No. Partial drawings are permitted hereunder.

3.

We hereby agree with you that documents drawn under and in compliance with the terms of this Letter of Credit shall be duly honored upon presentation as specified.

4.

This Letter of Credit is subject to (i) the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No.500 (the “UCP”), except to the extent that the terms hereof are inconsistent with the provisions of the UCP, including but not Limited to Articles 13(b) and 17 of the UCP, in which case the terms of this Letter of Credit   shall govern, and (ii) to the extent not inconsistent with the UCP, the laws of the State of New York.

17-1

5.

With respect to Article 13(b) of the UCP, a demand for payment under this Letter of Credit may be made only on a day, and during hours, in which the Issuing Bank is open for business (a “Business Day”). If we receive your demand for payment at such office at or prior to 12:00 PM. Pacific Standard Time on any Business Day in strict conformity with the terms and conditions of this Letter of Credit, we will honor the same by making payment in accordance with your payment instructions on that same Business Day. If we receive your demand for payment at such office after 12:00 P.M. Pacific Standard Time on any Business Day in strict conformity with the terms and conditions of this Letter of Credit, we will honor the same by making payment in accordance with your payment instructions on the next Business Day.

6.

With respect to Article 17 of the UCP, in the event of an Act of God, riot, civil commotion, insurrection, war or any other cause beyond our control that interrupts our business (collectively, an “Interruption Event”) and causes the place for presentation of this Letter of Credit to be closed for business on the last day for presentation, the expiry date of this Letter of Credit will be automatically extended without amendment to a date thirty (30) calendar days after the place for presentation reopens for business.

7.

This Letter of Credit may not be transferred without our consent and may not be amended, changed or modified without the express written consent of the Beneficiary, the Issuing Bank and the Account Party.

8.

Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at the address of the Issuing Bank, and shall specifically refer to this Letter of Credit No.

9.

This Letter of Credit sets forth in full the terms of our undertaking. Reference in this Letter of Credit to other documents is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents to be deemed incorporated herein.

[ISSUING BANK SIGNATURE]

17-2

Exhibit A

   To: Letter of Credit Dept

     No. *****

SIGHT DRAFT

[Insert date on or prior to Expiration Date] [Issuing Bank],

As Issuing Bank

[Issuing Bank Address]

Attn: Letter of Credit Dept.

Re:

Irrevocable Transferable Standby Letter of Credit No. ***** At Sight

Pay to Nevada Power Company in immediately available funds __________________ Dollars ($_________________), pursuant to Irrevocable Transferable Standby Letter of Credit No. *****of [Issuing Bank].

[BENEFICIARY]

By:

Name:

Title:

17-3

Exhibit A

   To: Letter of Credit Dept

     No. *****

[The certificate is to be on the letterhead of the Beneficiary]

[Date]

[Issuing Bank]

as Issuing Bank

[issuing Bank Address]

Attn: Letter of Credit Dept.

Re:

Irrevocable Transferable Standby Letter of Credit No. ***** Gentlemen:

This is a certificate presented in accordance with your Irrevocable Transferable Standby Letter of Credit No. [   ] held by us (the “Letter of Credit”).

{Use one of the following conditions}

We hereby certify that Account Party has failed to make a payment to Beneficiary owing under the Agreement, or to reimburse Beneficiary for costs, including Replacement Costs, PC Replacement Costs and Penalties, that the Beneficiary has incurred or may incur as a result of the Account Party’s failure to perform under the Agreement.

OR

We hereby certify that the Letter of Credit has not been renewed or replaced at least thirty (30) days prior to its Expiration Date.

OR

We hereby certify that the credit rating of [Issuing Bank] has been downgraded to below the Minimum Credit Rating and a replacement letter of credit has not been issued in favor of Buyer within seven (7) days of such downgrade.

IN WITNESS WHEREOF, this certificate has been executed and delivered by a duly authorized officer of the undersigned on the date first above written.

[BENEFICIARY]

By:

Name:

Title:

17-4

EXHIBIT 18

YEARLY PC AMOUNT
CONTRACT YEARS 1 -20

Year PC Amount

[THIS INFORMATION  IN THE YEARLY ROWS HAS BEEN REDACTED]

1	-
2	-
3	-
4	-
5	-
6	-
7	-
8	-
9	-
10	-
11	-
12	-
13	-
14	-
15	-
16	-
17	-
18	-
19	-
20	-

18-1